Exhibit 2.1

Deed Register No. H 2128/16

R e c o r d e d

in Munich on 24 August 2016

Before me, the undersigning Notary in the district of the Higher Regional Court (Oberlandesgericht) of Munich

Sebastian Herrler

with my official place of business in 80333 Munich, Brienner Str. 13/IV,

appeared today:

1.	Mr. Volker Hichert, born 09/03/1965, with business address at Ludwigstr. 7, 80539 Munich, personally known, according to his declarations acting in the name and on behalf of

DEUTSCHE PRIVATE EQUITY ADMINISTRATION GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany and being registered with the Commercial Register of the Lower Court (Amtsgericht) of Munich under registration no. HRB 169783 with registered offices at Ludwigstr. 7, 80539 Munich, as its managing director.

Deutsche Private Equity Administration GmbH is acting as general partner (Komplementär) of

PARCOM DEUTSCHLAND I GMBH & CO. KG, a limited partnership (Kommanditgesellschaft) organised under the laws of Germany and being registered with the Commercial Register of the Lower Court (Amtsgericht) of Munich under registration no. HRA 91460 with registered offices at Ludwigstraße 7, 80539 Munich, Germany,

2.	Dr. Julius Wedemeyer, born 10/07/1979, with business address at c/o HEUKING KÜHN LÜER WOJTEK, Neuer Wall 63, 20354 Hamburg, personally known, according to his declarations acting under exclusion of any personal liability in the name and on behalf of

CO-INVESTMENT PARTNERS EUROPE L.P., a limited partnership organised under the laws of the Cayman Islands and being registered with the Register of Limited Partnerships of the Cayman Islands under no. 18395 with registered offices at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KYI-9005, Cayman Islands,

pursuant to a power of attorney the original of which was available during the notarisation of this deed and a certified copy thereof is attached to this deed,

3.	Mr. Mark Suderow, born 11/01/1982, with business address at Ludwigstr. 7, 80539 Munich, identified by his identity card, according to his declarations acting under exclusion of any personal liability in the name and on behalf of

WALTER GNAUERT, born on 18 June 1937 whose address is Via San Michele 26, 37010 Cavaion, Italy,

pursuant to a power of attorney the original of which was available during the notarisation of this deed and a certified copy thereof is attached to this deed,

4.	Mr. Karsten Buckenauer, born 28/05/1961, resident Fliederstr. 10, 85591 Vaterstetten, identified by his identity card, according to his declarations acting under exclusion of any personal liability in the name and on behalf of

BAYERNOLB PRIVATE EQUITY GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany and being registered with the Commercial Register of the Lower Court (Amtsgericht) of Munich under registration no. HRB 128587 with registered offices at Ottostr. 21, 80333 Munich, pursuant to a power of attorney the original of which was available during the notarisation of this deed and a certified copy thereof is attached to this deed,

5.	Mr. Jürgen Lotter, born 12/10/1954, resident Nonnenweg 104 B, 51503 Rösrath, identified by his identity card, according to his declarations acting

a)	in his own name,

b)	in the name and on behalf of FRANK KLEBEDANZ, Born 02/06/1963, Resident Gosepathweg 6, 45968 Gladbeck, Germany,

pursuant to powers of attorney the originals of which were available during the notarisation of this deed and certified copies thereof are attached to this deed,

6.	Dr. Bernd Welzel, born 17/07/1961, resident Schleptruper Strang 58, 49565 Bramsche, identified by his identity card, according to his declarations acting

a)	in his own name,

b)	in the name and on behalf of HENRICHS BETEILIGUNGSGESELLSCHAFT MBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany and being registered with the Commercial Register of the Lower Court (Amtsgericht) of Gütersloh under registration no. HRB 7255 with registered offices at Am Sandberg 45, 33378 Rheda-Wiedenbrück, as its managing director.

Henrichs Beteiligungsgesellschaft mbH is acting as general partner (Komplementär) of

WESTFALIA MITARBEITERBETEILIGUNGS GMBH & CO. KG, a limited partnership (Kommanditgesellschaft) organised under the laws of Germany and being registered with the Commercial Register of the Lower Court (Amtsgericht) of Gütersloh under number HRA 6636 with registered offices at Am Sandberg 45, 33378 Rheda-Wiedenbrück, Germany,

II

7.	Dr. Christian Mense, born 23/08/1976, with business address at c/o Eversheds Deutschland LLP, Brienner Str. 12, 80333 Munich, personally known, according to his declarations acting under exclusion of any personal liability in the name and on behalf of

a)	BLITZ K16-102 GMBH (IN FUTURE: HG GERMANY HOLDINGS GMBH) a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany and being registered with the Commercial Register of Cologne under registration no. HRB 87906,

b)	HORIZON GLOBAL CORPORATION, a Delaware corporation whose principal business address is at 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084, USA,

to a) and b) pursuant to powers of attorney copies of which were available during the notarisation of this deed, promising to submit the originals subsequently.

Neither the Notary nor the proxies assume any liability as to the validity and/or the scope of the powers of attorney presented.

The Notary convinced himself that the persons appearing are in adequate command of the English language and declared that he is in command of the English language as well.

The persons appearing stated that the parties represented by them requested that this instrument be recorded in the English language.

On being asked whether there had been any prior involvement by the Notary in terms of Section 3 para 1 no 7 of the German Notarisation Act (Beurkundungsgesetz) the provisions of which had been explained by the Notary, the persons appearing said that there had been no such prior involvement.

To the extent that reference is made to Annexes, this relates to the Annexes notarised in Deed number H 2126/2016 of the officiating notary, dated 23 and 24/08/2016 (“Reference Deed”). Reference is herewith made to the Reference Deed, the original of which was available for inspection prior to and during today’s notarisation. The notary instructed the persons appearing about the legal consequences of the reference. The persons appearing declared that they were familiar with the contents of the Reference Deed, and they approved of all declarations made in the Reference Deed on behalf of the Parties by Mrs. Lucia Eckel as representative without authority. After having been instructed by the notary, they waived the Reference Deed being read aloud and officially issued with this Deed.

The persons appearing declared as follows requesting that it be notarized:

III

Project Zebra

SALE AND PURCHASE AGREEMENT

regarding the sale and transfer of all shares

in

WESTFALIA-Automotive Holding GmbH

and in

TeIJs Holding B.V.

SHARE PURCHASE AGREEMENT (“Agreement”)

between

(1)	PARCOM DEUTSCHLAND I GMBH & CO. KG, a limited partnership (Kommanditgesellschaft) organised under the laws of Germany and being registered with the Commercial Register of the Lower Court (Amtsgericht) of Munich under registration no. HRA 91460 with registered offices at Ludwigstraße 7, 80539 Munich, Germany (“Seller 1”), and

(2)	CO-INVESTMENT PARTNERS EUROPE L.P., a limited partnership organised under the laws of the Cayman Islands and being registered with the Register of Limited Partnerships of the Cayman Islands under no. 18395 with registered offices at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KYI-9005, Cayman Islands (“Seller 2”), and

(3)	BAYERNLB PRIVATE EQUITY GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany and being registered with the Commercial Register of the Lower Court (Amtsgericht) of Munich under registration no. HRB 128587 with registered offices at Ottostr. 21, 80333 Munich, Germany (“Seller 3”), and

(4)	WALTER GNAUERT, born on 18 June 1937 whose address is Via San Michele 26, 37010 Cavaion, Italy (“Seller 4”), and

(5)	DR BERND WELZEL, born on 17 July 1961 whose address is Schleptruper Strang 58, 49565 Bramsche, Germany (“Seller 5”), and

(6)	FRANK KLEBEDANZ, born on 2 June 1963 whose address is Gosepathweg 6, 45968 Gladbeck, Germany (“Seller 6”), and

(7)	JÜRGEN LOTTER, born on 12 October 1954 whose address is Nonnenweg 104 b, 51503 Rösrath, Germany, (“Seller 7”), and

(8)	WESTFALIA MITARBEITERBETEILIGUNGS GMBH & CO. KG, a limited partnership (Kommanditgesellschaft) organised under the laws of Germany and being registered with the Commercial Register of the Lower Court (Amtsgericht) of Gütersloh under number HRA 6636 with registered offices at Am Sandberg 45, 33378 Rheda-Wiedenbrück, Germany (“Seller 8”), and

(9)	BLITZ K16-102 GMBH (IN FUTURE: HG GERMANY HOLDINGS GMBH) a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany and being registered with the Commercial Register of Cologne under registration no. HRB 87906 (“Purchaser”)

(10)	HORIZON GLOBAL CORPORATION, a Delaware corporation whose principal business address is at 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084, USA (“Guarantor”)

- the Sellers 4, 5, 6 and 7 together referred to as “Manager Shareholders”, Seller 1 to Seller 8 hereinafter collectively referred to as the “Sellers”, Sellers, Purchaser and Guarantor hereinafter individually referred to as a “Party” and collectively as the “Parties” -

TABLE OF CONTENTS

TABLE OF DEFINITIONS		4

TABLE OF ANNEXES		7

PREAMBLE		9

1	SALE AND PURCHASE	12

2	CLOSING CONDITIONS AND CLOSING	14

3	PURCHASE PRICE	17

4	REPRESENTATIONS AND INDEMNITIES OF SELLERS	21

5	REMEDIES FOR BREACH OF REPRESENTATIONS	32

6	TAXES [SUBJECT TO REVIEW OF TAX COUNSEL]	34

7	GENERAL LIMITATION OF SELLERS’ LIABILITY	40

8	UNDERTAKING OF PURCHASER ON SHAREHOLDER LOANS	43

9	REPRESENTATIONS OF PURCHASER; INDEMNITY	44

10	COVENANT PRIOR TO THE CLOSING	47

11	OTHER UNDERTAKINGS	49

12	NON-COMPETITION	50

13	CONFIDENTIALITY	50

14	NOTIFICATIONS, INFORMATION, NOTIFICATION AUTHORISATION	51

15	ASSIGNMENT	52

16	PRE-MERGER NOTIFICATION	52

17	ACCESSION OF GUARANTOR	53

18	MISCELLANEOUS	53

TABLE OF DEFINITIONS

DEFINITIONS	REFERENCES
Agreement	as defined on page 2
AStG	as defined in clause 4.14(ix)
BGB	as defined in clause 1.9
Breach	as defined in clause 5.1
Breach Notice	as defined in clause 5.7
Break-Up Fee	as defined in clause 2.10
Business Day	as defined in clause 2.3
Cap	as defined in clause 7.3(i)
Cash Consideration	as defined in clause 3.2(i)
Collective Agreements	as defined in clause 4.20.4
Consolidated TeIJs Financial Statements	as defined in clause 4.10.1
Consolidated WHO Financial Statements	as defined in clause 4.10.1
Closing	as defined in clause 2.3
Closing Actions	as defined in clause 2.3
Closing Cash Consideration	as defined in clause 3.2(i)
Closing Condition	as defined in clause 2.1
Closing Date	as defined in clause 2.4
Closing Memorandum	as defined in clause 2.7
Completion Date	as defined in clause 2.4
Covered Properties	as defined in clause 4.21.2
Damages	as defined in clause 5.3
De Minimis Amount	as defined in clause 7.2(i)
Effective Date	as defined in clause 1.6
Effective Date Financial Statements	as defined in clause 3.3(ii)
Effective Date Net Working Capital	as defined in clause 3.3(i)
Environmental Laws	as defined in clause 4.21.4
Environmental Liabilities	as defined in clause 4.21.1
Environmental Remediation Measures	as defined in clause 4.21(a)
Exchange Act	as defined in clause 9.1(ix)(c)
Existing Environmental Condition	as defined in clause 4.21.2
FCO	as defined in clause 2.1
Financial Statements	as defined in clause 4.10.1
GAAP	as defined in clause 9.1(ix)(d)
GmbHG	as defined in clause 2.7
Guarantor	as defined on page 2 (10)
Guarantor Common Stock	as defined in clause 9.1(viii)(a)
Guarantor Preferred Stock	as defined in clause 9.1(viii)(a)
Guarantor Options	as defined in clause 9.1(viii)(a)
Guarantor SEC Filings	as defined in clause 9.1(ix)(a)
Guarantor Stock Awards	as defined in clause 9.1(viii)(a)
Guarantor Stock Plan	as defined in clause 9.1 (viii)(a)
Hazardous Materials	as defined in clause 4.21.3
HGB	as defined in clause 3.3(iii)
Indemnifiable Taxes	as defined in clause 6.2(i)
Information Technology	as defined in clause 4.19
Insurance Policies	as defined in clause 4.22
IP Rights	as defined in clause 4.15
Key Employees	as defined in clause 4.20.1
Key Personnel Contracts	as defined in clause 4.20.1
Knowledge of the Sellers	as defined in clause 4.32
Leased Real Estate	as defined in clause 4.13
Licensed IP Rights	as defined in clause 4.16

DEFINITIONS	REFERENCES
Material Adverse Change	as defined in clause 2.5
Material Agreements	as defined in clause 4.14.1
Material Target Group Entity/Material Target Group Entities	as defined in Preamble (D)
Manager Shareholders	as defined on page 2
Neutral Auditor	as defined in clause 3.3(vii)
Owned IP Rights	as defined in clause 4.15
Owned Real Estate	as defined in clause 4.12
Party/Parties	as defined on page 2
Pension Commitments	as defined in clause 4.20.3
Permits	as defined in clause 4.23
Public Subsidies	as defined in clause 4.26
Purchase Price	as defined in clause 3.1(i)
Purchase Price Determination Statement	as defined in clause 3.3(iv)
Purchaser	as defined on page 2 (9)
Relevant Tax Returns	as defined in clause 6.4(i)(b)
Representation/Representations	as defined in clause 4.1
Representation Insurance	as defined in clause 11.4
Reversal Effect	as defined in clause 6.2(iii)
Revised Purchase Price Determination Statement	as defined in clause 3.3(v)
Scheduled Closing Date	as defined in clause 2.3
Security Deposit	as defined in clause 3.2(i)
Seller 1	as defined on page 2 (1)
Seller 1-Shares	as defined in Preamble (C)
Seller 1-TeIJs-Shares	as defined in Preamble (C)
Seller 1-WHO-Shares	as defined in Preamble (C)
Seller 2	as defined on page 2 (2)
Seller 2-Shares	as defined in Preamble (C)
Seller 2-TeIJs-Shares	as defined in Preamble (C)
Seller 2-WHO-Shares	as defined in Preamble (C)
Seller 3	as defined on page 2 (3)
Seller 3-Shares	as defined in Preamble (C)
Seller 4	as defined on page 2 (4)
Seller 4-Shares	as defined in Preamble (C)
Seller 5	as defined on page 2 (5)
Seller 5-Shares	as defined in Preamble (C)
Seller 6	as defined on page 2 (6)
Seller 6-Shares	as defined in Preamble (C)
Seller 7	as defined on page 2 (7)
Seller 7-Shares	as defined in Preamble (C)
Seller 8	as defined on page 2 (8)
Seller 8-Shares	as defined in Preamble (C)
Sellers	as defined on page 2
Sellers’ Representative	as defined in clause 14.2
Shareholders’ Agreement	as defined in clause 2.3(iii)
Shareholder Loan/Shareholder Loans	as defined in Preamble (F)
Shortfall	as defined in clause 3.3(i)(b)
Signing Date	as defined in clause 4.1
Stock Consideration	as defined in clause 3.2(ii)
Target Company/Target Companies	as defined in Preamble (A)
Target-Companies-Shares	as defined in Preamble (I)
Target Group Entity/Target Group Entities	as defined in Preamble (D)
Tax/Taxes	as defined in clause 6.1
Tax Authority	as defined in clause 6.1

DEFINITIONS	REFERENCES
Tax Consolidations	as defined in clause 4.27(v)
Tax Proceeding	as defined in clause 6.1
Tax Refund	as defined in clause 6.4(i)
Tax Return / Tax Returns	as defined in clause 4.27
TeIJs	as defined in Preamble (A)
TeIJs-Effective Date Financial Statements	as defined in clause 3.3(ii)
TeIJs Group Entities	as defined in Preamble (D)
TeIJs-Shares	as defined in Preamble (C)
TeIJs Shareholder Loan/TeIJs Shareholder Loans	as defined in Preamble (F)
Threshold Amount	as defined in clause 7.2(ii)
Transaction	as defined in Preamble (I)
Undisbursed Shareholder Loans	as defined in Preamble (G)
WAM	as defined in Preamble (B)
WHO	as defined in Preamble (A)
WHO-Effective Date Financial Statements	as defined in clause 3.3(ii)
WHO Group Entities	as defined in Preamble (D)
WHO-Shares	as defined in Preamble (C)
WHO Shareholder Loan/WHO Shareholder Loans	as defined in Preamble (F)
Withdrawal Notice	as defined in clause 2.10

TABLE OF ANNEXES [TO BE ADJUSTED]

Annex	Description
Annex (D)/1	List of subsidiaries wholly or partially owned by WHO
Annex (D)/2	List of subsidiaries wholly or partially owned by TeIJs
Annex (D)/3	List of Material Target Group Entities
Annex (F)	Outstanding amounts of shareholder loans at the Effective Date
Annex (G)	Undisbursed Shareholder Loans
Annex (H)	External Debt Financing
Annex 1.7/1	Shareholders’ resolution WHO
Annex 1.7/2	Shareholders’ resolution TeIJs
Annex 1.8	Declaration of consent WHO and TeIJs and resolution of advisory board of WHO
Annex 1.9	Approval of spouses of Manager Shareholders
Annex 1.10	Approval WHO and TeIJs concerning the transfer of the Shareholder Loans
Annex 2.3(ii)	Share transfer agreement concerning TeIJs-Shares
Annex 2.3(iii)	Shareholders Agreement
Annex 2.7	Closing Memorandum
Annex 2.11	Withdrawal Notice
Annex 3.3(i)	Description of Effective Date Net Working Capital
Annex 3.3(ii)	Rules and items for Effective Date Financial Statements
Annex 3.3(iii)/1	Rules agreed by the Parties for preparing the WHO-Effective Date Financial Statements
Annex 3.3(iii)/2	Rules agreed by the Parties for preparing the TeIJs-Effective Date Financial Statements
Annex 3.3(iv)	Purchase Price Determination Statement
Annex 3.6	Escrow and Deposit Agreement
Annex 4.3	Articles of Association of the Target Companies
Annex 4.4	Third party rights regarding the Target-Companies-Shares
Annex 4.8	Third party rights regarding the Shareholder Loans
Annex 4.10.1(i)	Consolidated WHO Financial Statements
Annex 4.10.1(ii)	Consolidated TeIJs Financial Statements
Annex 4.10.5	Undisclosed Liabilities
Annex 4.11	Enterprise agreements
Annex 4.12	Owned Real Estate
Annex 4.13	Leased Real Estate
Annex 4.14.1	Material Agreements
Annex 4.14.2	Material Agreements that are not in full force and effect
Annex 4.15	Owned IP Rights
Annex 4.16	Licensed IP Rights
Annex 4.17	Challenges and proceedings with respect to IP Rights
Annex 4.20.1	List of Key Employees
Annex 4.20.2	Status of Key Personnel Contracts
Annex 4.20.3	List of Pension Commitments
Annex 4.20.4	List of Collective Agreements
Annex 4.20.5	Labor Disputes
Annex 4.21	Environmental Liabilties
Annex 4.22	List of Insurance Policies
Annex 4.23	List of missing Permits
Annex 4.24	List of litigation proceedings and disputes
Annex 4.25	List of Product Liabilities
Annex 4.26	List of Public Subsidies
Annex 4.27(iv)	Corporate tax credit and corporate tax increase amount
Annex 4.27(v)	Tax Consolidations

Annex	Description
Annex 4.27(viii)	Permanent Establishment
Annex 4.27(ix)	Agreements/Arrangements with Tax Authority
Annex 4.28	Payment Obligation relating to Change of Control
Annex 4.29	Exceptions of ordinary course of business
Annex 4.31	Finders’ Fees and Management Incentives
Annex 4.32/1	Persons relevant for “Knowledge of the Sellers”
Annex 4.32/2	Members of management of the Target Group Entities relevant for “Knowledge of the Sellers”
Annex 5.5(ii)	Items relating to exclusion of Sellers’ liability
Annex 5.8	ZEBRA – Clean Room Index
Annex 9.1(i)	Excerpts from the Commercial Register of Purchaser and Guarantor
Annex 9.1(xi)	Litigation proceedings of Guarantor
Annex 10.1(iv)	Permitted Capital Expenditure
Annex 10.1(x)	Lease Agreement
Annex 14.2	Notification form regarding the change of Sellers’ Representative

PREAMBLE

(A)	Target Companies. Sellers are the sole shareholders of WESTFALIA-Automotive Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany with registered seat at Am Sandberg 45, 33378 Rheda-Wiedenbrück, Germany, being registered with the Commercial Register of the Lower Court (Amtsgericht) of Gütersloh, under number HRB 9077 (“WHO”). The registered nominal share capital of WHO amounts to EUR 348,981.00 and is fully paid up and has not been repaid. WHO is the parent company of WESTFALIA-Automotive Group, one of the leading manufacturers of towbars and vehicle specific wiring kits.

Seller 1 and Seller 2 are the sole shareholders of TeIJs Holding B.V., a private company with limited liability organised under the laws of the Netherlands with registered seat in Amsterdam, the Netherlands and its business address at Kamerlingh Onneslaan 1, 3401MZ IJsselstein, the Netherlands, being registered with the Dutch Trade Register under number 61829595 (“TeIJs”, WHO and TeIJs hereinafter individually a “Target Company” and jointly “Target Companies”). The registered nominal share capital of TeIJs amounts to EUR 13,000,000.00. TeIJs is the parent company of a group of subsidiaries that do business in the production of metal components for the construction industry, particularly for towbars and other transport solutions for the automotive market.

(B)	Manager Shareholders are (or have been) part of the management in WHO and in its 100% subsidiary WESTFALIA-Automotive GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany with registered seat at Am Sandberg 45, 33378 Rheda-Wiedenbrück, Germany, being registered with the Commercial Register of the Lower Court (Amtsgericht) of Gütersloh, under number HRB 8808 (“WAM”), Seller 5 is the CEO, Seller 6 is the COO and Seller 7 is the CFO of WHO as well as of WAM.

(C)	Shares. The shares in WHO are held as follows:

Shareholder	Participation in nominal share capital in EUR	Numbers of the shares according to the shareholders’ list	Participation in nominal share capital in per cent (rounded)
Seller 1	258,320.00	1-47,500 75,501-81,250 92,251-104,000 110,401-111,454 111,485-111,855 112,211-112,323 112,401-113,230 114,501-115,719 116,328-305,421 346,998-347,636	74.02
Seller 2	62,748.00	47,501-57,500 81,251-86,250 105,401-110,400 111,455-111,484	17.98

Shareholder	Participation in nominal share capital in EUR	Numbers of the shares according to the shareholders’ list	Participation in nominal share capital in per cent (rounded)
		112,207-112,210 112,366-112,400 113,869-114,400 115,720-115,940 305,422-346,997 347,737-348,086
Seller 3	24,946.00	57,501-75,500 86,251-92,250 112,324-112,365 113,231-113,868 115,941-116,206	7.15
Seller 4	653.00	348,087-348,739	0.19
Seller 5	363.00	116,207-116,327 348,740-348,981	0.1
Seller 6	100.00	114,401-114,500	0.03
Seller 7	100.00	347,637-347,736	0.03
Seller 8	1,751.00	104,001-105,400 111,856-112,206	0.5
Total	348,981.00	348,981	100

The shares held by Seller 1 in WHO are hereinafter referred to as “Seller 1-WHO-Shares”, the shares held by Seller 2 in WHO are hereinafter referred to as “Seller 2-WHO-Shares”, the shares held by Seller 3 in WHO are hereinafter referred to as “Seller 3-Shares”, the shares held by Seller 4 in WHO are hereinafter referred to as “Seller 4-Shares”, the shares held by Seller 5 in WHO are hereinafter referred to as “Seller 5-Shares”, the shares held by Seller 6 in WHO are hereinafter referred to as “Seller 6-Shares”, the shares held by Seller 7 in WHO are hereinafter referred to as “Seller 7-Shares” and the shares held by Seller 8 in WHO are hereinafter referred to as “Seller 8-Shares”.

Seller 1-WHO-Shares, Seller 2-WHO-Shares and Seller 3-Shares through Seller 8-Shares are hereinafter referred to as the “WHO-Shares”.

The shares in TeIJs are held as follows:

Shareholder	A-Shares	B-Shares	Total Participation in nominal share capital in EUR	Participation in nominal share capital in per cent (rounded)
Seller 1	821,297	9,855,562	10,676,859.00	82.1
Seller 2	178,703	2,144,438	2,323,141.00	17.9
Total	1,000,000	12,000,000	13,000,000.00	100

The shares held by Seller 1 in TeIJs are hereinafter referred to as “Seller 1-TeIJs-Shares” and the shares held by Seller 2 in TeIJs are hereinafter referred to as “Seller 2-TeIJs-Shares”.

Seller 1-TeIJs-Shares and Seller 2-TeIJs-Shares are hereinafter referred to as the “TeIJs-Shares”.

Seller 1-WHO-Shares and Seller 1-TeIJs-Shares are hereinafter collectively referred to as “Seller 1-Shares”; Seller 2-WHO-Shares and Seller 2-TeIJs-Shares are hereinafter collectively referred to as “Seller 2-Shares”.

(D)	Target Group Entities.

WHO holds, either directly or indirectly, the shares and interests in the wholly-owned or partially owned subsidiaries listed in Annex (D)/1.

TeIJs holds, either directly or indirectly, the shares and interests in the wholly-owned or partially owned subsidiaries listed in Annex (D)/2.

WHO and the subsidiaries listed in Annex (D)/1 are hereinafter collectively referred to as “WHO Group Entities” and TeIJs and the subsidiaries listed in Annex (D)/2 are hereinafter collectively referred to as “TeIJs Group Entities”. WHO Group Entities and TeIJs Group Entities are hereinafter individually referred to as “Target Group Entity” and collectively referred to as “Target Group Entities”.

The entities listed in Annex (D)/3 are hereinafter individually referred to as “Material Target Group Entity” and collectively referred to as “Material Target Group Entities”.

(E)	Domination and Profit and Loss Transfer Agreements. WHO and WAM have entered into a domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) as at 31 August 2011.

(F)	Shareholder Loans. Sellers have extended certain shareholder loans to WHO (such loans hereinafter individually referred to as a “WHO Shareholder Loan” and collectively as the “WHO Shareholder Loans”) and to TeIJs (such loans hereinafter individually referred to as a “TeIJs Shareholder Loan” and collectively as the “TeIJs Shareholder Loans”). The principal amounts, the interest rates and the exact amounts outstanding at the Effective Date are shown in Annex (F) (the WHO Shareholder Loans and the TeIJs Shareholder Loans hereinafter individually referred to as a “Shareholder Loan” and collectively as the “Shareholder Loans”).

(G)	Undisbursed Loans. Seller 1, Seller 2, Seller 4 and Seller 5, as lenders, and WHO, as borrower, have entered into certain loan agreements (shown in Annex (G)) which are undisbursed as of today (hereinafter referred to as the “Undisbursed Shareholder Loans”).

(H)	External Debt Financing. Certain banks have extended loans to the Target Group Entities. The principal amounts, the interest rates and the exact amounts outstanding at the Signing Date are shown in Annex (H).

(I)	Purchase. The Sellers intend to sell and transfer the WHO-Shares and the Seller 1 and the Seller 2 intend to sell and transfer the TeIJs-Shares (hereinafter collectively referred to as “Target-Companies-Shares”) to Purchaser. Further, Sellers intend to sell and transfer all rights and obligations under the Shareholder Loans to Purchaser. Purchaser intends to acquire the Target-Companies-Shares from Sellers and all rights and obligations under the Shareholder Loans from Sellers (the “Transaction”).

Now and therefore, the Parties agree as follows:

1	SALE AND PURCHASE

1.1	Sale of Target-Companies-Shares. Sellers hereby sell (verkaufen) to Purchaser on the terms of this Agreement the Target-Companies-Shares. In detail, the following Sellers sell the following Target-Companies-Shares:

(i)	Seller 1 hereby sells to Purchaser the Seller 1-WHO-Shares and the Seller 1-TeIJs-Shares;

(ii)	Seller 2 hereby sells to Purchaser the Seller 2-WHO-Shares and the Seller 2-TeIJs-Shares;

(iii)	Seller 3 hereby sells to Purchaser the Seller 3-Shares;

(iv)	Seller 4 hereby sells to Purchaser the Seller 4-Shares;

(v)	Seller 5 hereby sells to Purchaser the Seller 5-Shares;

(vi)	Seller 6 hereby sells to Purchaser the Seller 6-Shares;

(vii)	Seller 7 hereby sells to Purchaser the Seller 7-Shares;

(viii)	Seller 8 hereby sells to Purchaser the Seller 8-Shares;

and Purchaser hereby accepts such sales. The liability of the Sellers in respect of their capacity and title to sell the Target-Companies-Shares to Purchaser shall be several (teilschuldnerisch) and limited to the share or shares which the respective Seller sells to Purchaser pursuant to this clause.

1.2	Transfer of WHO-Shares. Subject to the condition precedent of the occurrence of Closing and in particular subject, but not limited to, the receipt of the Cash Consideration in accordance with clause 3.2 (i) and the receipt of the Stock Consideration pursuant to clause 3.2 (ii), Sellers hereby transfer to Purchaser the following WHO-Shares:

(i)	Seller 1 transfers to Purchaser the Seller 1-WHO-Shares.

(ii)	Seller 2 transfers to Purchaser the Seller 2-WHO-Shares.

(iii)	Seller 3 transfers to Purchaser the Seller 3-Shares.

(iv)	Seller 4 transfers to Purchaser the Seller 4-Shares.

(v)	Seller 5 transfers to Purchaser the Seller 5-Shares.

(vi)	Seller 6 transfers to Purchaser the Seller 6-Shares.

(vii)	Seller 7 transfers to Purchaser the Seller 7-Shares.

(viii)	Seller 8 transfers to Purchaser the Seller 8-Shares.

and Purchaser hereby accepts such transfers.

1.3	Sale of Shareholder Loans. Upon the terms and conditions of this Agreement each of the Sellers hereby sells and, subject to the conditions precedent of the occurrence of Closing and in particular, but not limited to, the receipt of the Cash Consideration in accordance with clause 3.2 (i) and the receipt of the Stock Consideration pursuant to clause 3.2 (ii) assigns to Purchaser, who accepts such sales and assignments, all its rights and claims under the Shareholder Loans set forth in the relevant column in Annex F including interest accrued thereon in accordance with the shareholder loan agreements set forth in Annex F. The Parties further agree that, subject to the transfer of the Shareholder Loans at the Closing Date, Purchaser shall enter into all rights and obligations under or in connection with the Shareholder Loans instead of the relevant Seller (Vertragsübernahme).

1.4	Separate Transfer Documents. Sellers 1 and 2 and Purchaser agree that the TejIJs-Shares are not transferred by virtue of this Agreement but will be transferred with effect in rem (mit dinglicher Wirkung) at the Closing by way of separate documents.

1.5	Sale of Undisbursed Shareholder Loans. Upon the terms and conditions of this Agreement, each of Seller 1, Seller 2, Seller 4 and Seller 5 hereby sells and, subject to the conditions precedent of the occurrence of Closing and in particular, but not limited to, the receipt of the Cash Consideration in accordance with clause 3.2 (i) and the receipt of the Stock Consideration pursuant to clause 3.2 (ii), assigns to Purchaser, who accepts such sales and assignments, all its rights and claims under the Undisbursed Shareholder Loans set forth in the relevant column in Annex G. The Parties further agree that, subject to the transfer of the Undisbursed Shareholder Loans, Purchaser shall enter into all rights and obligations under or in connection with the Undisbursed Loans instead of the relevant Seller (Vertragsübernahme).

1.6	Effective Date. The sale of the Target-Companies-Shares pursuant to clause 1.1 and the sale of the Shareholder Loans pursuant to clause 1.3 shall occur with economic effect as of 01 October 2016, 0:00 hours (“Effective Date”). The sale of the Target-Companies-Shares shall include all ancillary rights (Nebenrechte) pertaining thereto, in particular, the rights to any undistributed profits pertaining to financial years prior to the Effective Date.

1.7	Approval of Shareholders’ Meetings. With shareholders’ resolution dated 18 August 2016, solely for evidence purposes an executed copy of which is attached hereto as Annex 1.7/1, the shareholders’ meeting of WHO has unanimously approved the Transaction and in particular the sale of the WHO-Shares in accordance with Section 11.1 of the articles of association of WHO.

With shareholders’ resolution dated 17 August 2016, solely for evidence purposes an executed copy of which is attached hereto as Annex 1.7/2, the shareholders’ meeting of TeIJs has unanimously approved the Transaction and in particular the sale of the TeIJs-Shares in accordance with Section 13.1 of the articles of association of TeIJs.

1.8	Consent of WHO. WHO and the advisory board of WHO have already consented to the sale and assignment of the WHO-Shares. Copies of declarations of consent of WHO and of the resolution of the advisory board of WHO are attached hereto as Annex 1.8.

1.9	Approval of spouses. With declarations dated 17 August 2016, 18 August 2016 and 21 August 2016, solely for evidence purposes executed copies of which are attached as Annex 1.9, the spouses of Sellers 4, 5, 6 and 7 have consented to the sale and transfer of the WHO-Shares held by such Sellers pursuant to Section 1365 German Civil Code (Bürgerliches Gesetzbuch, “BGB”).

1.10

Approval of WHO AND TEIJS. With declaration dated 17 August 2016, an executed copy of which is attached hereto as Annex 1.10, WHO as party to the shareholder loan agreements has approved the transfer of the rights and obligations under the Shareholder Loans and the Undisbursed Shareholder Loans to and the assumption of contract

(Vertragsübernahme) by Purchaser. With declaration dated 18 August 2016, an executed copy of which is also attached hereto as Annex 1.10, TeIJs as party to the shareholder loan agreements has approved the transfer of the rights and obligations under the Shareholder Loans to and the assumption of contract (Vertragsübernahme) by Purchaser.

1.11	German Terms. Any reference in this Agreement to a German legal term or statutory reference will, in respect of any jurisdiction other than Germany, be deemed to include a reference to the relevant jurisdictional term or statute that most closely approximates to such German legal term or statutory reference in that jurisdiction.

2	CLOSING CONDITION AND CLOSING

2.1	Closing Condition. The obligation of the Parties to take the Closing Actions set out in clause 2.3 shall be conditional upon and subject to the following condition (the “Closing Condition”) having been fulfilled:

The German Federal Cartel Office (Bundeskartellamt, “FCO”) has given notice that the requirements for a rejection according to Section 36 subsection 1 German Antitrust Act (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”) are not fulfilled or one month after receipt of the complete application of the intended merger by the FCO no notice of the FCO according to Section 40 subsection 1 sentence 1 German Antitrust Act (Gesetz gegen Wettbewerbsbeschränkungen, GWB) was issued or the FCO has not – after the issuing of such notice – rejected the merger within the period as set forth in Section 40 subsection 2 German Antitrust Act (Gesetz gegen Wettbewerbsbeschränkungen, GWB). The Purchaser shall use best commercial efforts to obtain such approval but shall not be required to agree any undertakings or commit to any disposals in order to obtain such approval or indication not to refer.

2.2	Withdrawal based on Non-Fulfilment of the Closing Condition. In the event that the Closing Condition is not completely fulfilled by 27 December 2016, Sellers and/or Purchaser may withdraw (zurücktreten) from this Agreement by written notice to the other Parties, unless the non-fulfilment is (i) within the control of any or all Seller(s), if Sellers seek to withdraw, or (ii) within the control of Purchaser, if Purchaser seeks to withdraw. Any purported withdrawal shall be deemed void and shall not have any effect if, at the time when the notice from the withdrawing Parties or Party is received by the other Parties, the Closing Condition has already been fulfilled. The effect of a withdrawal shall be limited to eliminating the obligations of the withdrawing Parties or Party to perform the Closing Actions and shall not limit or prejudice any claims of the withdrawing Parties or Party that may arise from any circumstances related to the non-fulfilment of the Closing Conditions.

2.3	Closing, Closing Actions. Within five (5) Business Days (a “Business Day” shall be a day on which banks in Munich, Germany, are open for the transaction of normal banking business) following the day on which the Closing Condition has been fulfilled, or on any other day as agreed upon between the Parties but in any event not before 1 October 2016 (hereinafter referred to as the “Scheduled Closing Date”), the Parties shall meet at the offices of Eversheds LLP in Munich, Germany, or at another location mutually agreed upon by the Parties in writing and take the following actions, hereinafter referred to as the “Closing Actions”, which in their entirety shall constitute the “Closing”:

(i)	The mandates of the members of the advisory board of WHO and the supervisory board of TeIJs shall be terminated with immediate effect and the members of the WHO advisory board and the supervisory board of TeIJs shall be acquitted and discharged by Sellers. Purchaser hereby consents to this release;

(ii)	Seller 1 and Seller 2 shall transfer the TeIJs-Shares to Purchaser and Purchaser shall accept such transfer of the TeIJs-Shares, by execution of the deed of transfer in the form as set out in Annex 2.3(ii) in front of a Dutch notary public. Seller1 and Seller 2 shall procure that TeIJs acknowledges the transfer of the TeIJs-Shares;

(iii)	Seller 1 and the Guarantor shall enter into the shareholders’ agreement relating to the participation in Guarantor, substantially in a form set out in Annex 2.3(iii) (the “Shareholders’ Agreement”);

(iv)	Purchaser shall pay to the Sellers’ Representative the Closing Cash Consideration pursuant to clause 3.5;

(v)	Purchaser shall pay the Security Deposit to the Escrow Account pursuant to clause 3.6;

(vi)	Purchaser shall deliver to Sellers 1 and 2 evidence of shares in book entry form representing the respective number of shares which represent the Stock Consideration pursuant to clause 3; and

(vii)	the Sellers shall provide written evidence to the Purchaser that the domination and profit and loss transfer agreement (as referred to in Preamble E) has been terminated after 31 August 2016 but prior to September 30 2016;

(viii)	having been provided by the Sellers with the balances of the External Debt Financing as referred to in Preamble H together with appropriate pay off instructions from the respective lenders to enable the Purchaser to effect payment of such balances at Closing, the Purchaser shall pay off such balances upon simultaneous release of the security relating to such debt;

(ix)	To the extent no longer necessary for the purpose the letter was issued and not then utilised, Seller 1 shall deliver to Bank of America the original signed bank guarantee letter that has been issued to the Sellers by Bank of America in order to secure any possible payment in relation to the Break-Up Fee, with a copy of the notice of receipt signed by the bank to the Purchaser.

2.4	Closing Date. The date (exact time of day) immediately prior to the fulfilment or waiver of all Closing Actions shall be the “Closing Date”. The date on which all Closing Actions have been taken or have been waived shall be the “Completion Date”.

2.5	Material Adverse Change. Neither Sellers nor Purchaser is / are obligated to carry out the Closing if at any time prior to Closing a fact, matter or event comes to its attention, whether existing or occurring on or before the Signing Date or existing or occurring afterwards until the Scheduled Closing Date (being a “Material Adverse Change”). For the purpose of this Agreement Material Adverse Change shall mean one or a series of related events (for example a product recall claim or a significant litigation matter) in any of the Material Target Group Entities, having a negative impact (after consideration of any funds which can be obtained by any Target Group Entity under the current insurance policies of the Target Group Entities existing on the Signing Date) on the cumulated EBITDA (earnings before interest (income and expenses) of the Target Group Entities and taxes (on income and revenue) and depreciation and amortization of the Material Target Group Entities in excess of EUR 4,500,000.00 (in words: Euro four million five hundred thousand) during the current fiscal year, provided, however, that any such adverse change or effect shall not be taken into account for purposes of determining the presence of a Material Adverse Change if and to the extent it results from (i) general economic conditions (including general developments of capital markets) or conditions or events affecting companies generally in the industries in which the Target Group Entities operate, (ii) changes in laws or regulations not known at the Signing Date (iii) the announcement of the Transaction, (iv) any action or measure permitted under the Agreement (v) the execution or consummation of the Agreement. The Purchaser’s rights pursuant to this clause 2.5 are without prejudice to any other rights that the Purchaser may have under this Agreement, however, in no event may Purchaser or the Sellers raise any claims based on an (alleged) occurrence of a Material Adverse Change after the Closing Date.

2.6	Withdrawal based on Non-Fulfilment of Closing Actions. In the event that any Closing Action has not been taken or waived within two (2) Business Days after the Scheduled Closing Date, the Sellers and/or the Purchaser may withdraw from this Agreement by written notice to the other Parties, unless the respective Closing Action is (i) within the control of any or all Seller(s), if Sellers seek to withdraw, or (ii) within the control of Purchaser, if Purchaser seeks to withdraw. Any purported withdrawal shall be deemed void and shall not have any effect if, at the time when the notice of withdrawal is received by the other Parties, all Closing Actions have been taken or waived. The withdrawal shall not prejudice any claims of the withdrawing Parties or Party that may arise from any circumstances related to the Closing Actions not being taken.

2.7	Closing Memorandum. On the Completion Date, the Parties shall execute a “Closing Memorandum” substantially in the form as set out in Annex 2.7. The executed Closing Memorandum shall be deemed to evidence that Closing has occurred, in particular that the Closing Condition has been fulfilled and all Closing Actions have been taken (or waived).

2.8	New List of Shareholders. Immediately after execution of the Closing Memorandum the Parties shall provide the recording notary with a copy thereof. The Parties and the notary are in agreement that such copy shall constitute the evidence of the transfer of the shares in WHO as required by section 40 (paragraph 1, sentence 2) of the German Limited Liabilities Companies Act (GmbHG). Upon receipt of the copy the notary is obliged to submit in due course the new shareholder’s list to the competent commercial register together with its certification pursuant to section 40 (paragraph 2 sentence 2) of the German Limited Liability Companies Act (GmbHG).

2.9	Power of Attorney. The Sellers hereby grant to the Purchaser a power of attorney, valid as from the Completion Date, authorising the Purchaser to hold one or several shareholder meetings and exercise their voting rights therein and to give instructions to the management, until registration of the new shareholder’s list in the commercial register.

2.10	No limitation. For the avoidance of doubt, the legal effect of the Closing Memorandum shall not – unless specifically provided for – limit or prejudice the rights of the Parties arising under this Agreement.

2.11	Withdrawal based on Unability to Achieve Financing. Break-Up Fee. Following the signing of this Agreement, in the event that the Purchaser is unable to achieve the necessary financing for the Transaction, the Purchaser may withdraw from this Agreement by providing a written notice to the recording notary in the form contained in Annex 2.11 (the “Withdrawal Notice”). Following the service of the Withdrawal Notice the Purchaser shall pay to the Sellers a break-up fee of EUR 3,500,000.00 (in words: three million five hundred thousand Euros) (the “Break-Up Fee”). The right of withdrawal shall however only apply from the Signing Date until 7 October 2016 and the Withdrawal Notice has to be received by the Recording notary on or prior to 7 October 2016. After the lapse of such period or after the occurrence of Closing, the Purchaser shall have no right of withdrawal under this Clause 2.11. The provisions in relation to payment of the Break-Up Fee and Clauses 13, 14, 17 and 18 shall survive the Withdrawal Notice and remain applicable. Upon occurrence of Closing the right of Sellers to the Break-Up Fee shall automatically terminate.

2.12

Break-Up Fee in Case of Non-Fulfilment of Closing Actions. Notwithstanding the Purchaser’s rights under Clause 2.11, provided that the Sellers have taken all Closing Actions under their control and confirmed to the Purchaser that they are prepared to undertake the Closing Actions which require actions from the Sellers and the Purchaser, if on the Scheduled Closing Date the Purchaser does not take all actions under its control or which require actions from the Purchaser in relation to the Closing Actions then the Sellers shall also be entitled to the Break-Up Fee. In the event that there is a Material Adverse Change in accordance with Clause 2.5 then the Sellers shall not be entitled to the Break-Up Fee. For the avoidance of doubt, the Sellers shall also be entitled to the Break-Up Fee if the Sellers withdraw from the Agreement pursuant to Clause 2.6. It being understood that the withdrawal right pursuant to Clause 2.6 cannot be exercised before the end of day of

7 October 2016. The provisions in relation to payment of the Break-Up Fee and Clauses 13, 14, 17 and 18 shall survive the Withdrawal Notice and remain applicable. The final sentence of Clause 2.11 shall apply mutatis mutandis.

3	PURCHASE PRICE

3.1	Purchase Price.

(i)	The consideration for the sale and assignment of the Target-Companies-Shares and the Shareholder Loans payable by Purchaser to Sellers shall be, in the aggregate, equal to EUR 125,000,000.00 (in words: Euro one hundred and twenty five million) (“Purchase Price”). The Sellers agree that the costs of the Representation Insurance in the amount of EUR 434,000.00 shall be deducted from the Purchase Price.

(ii)	EUR 95,000,000.00 (in words: Euro ninety five million) of the Purchase Price shall be attributed to the sale and assignment of the WHO-Shares and the WHO Shareholder Loans and EUR 30,000,000.00 (in words: Euro thirty million) shall be attributed to the sale and assignment of the TeIJs-Shares and the TeIJs Shareholder Loans.

3.2	Payments. The Purchase Price consists of a cash part and a stock part as follows:

(i)	An amount of EUR 88,559,470.00 (in words: Euro eighty eight million five hundred and fifty nine thousand and four hundred and seventy) shall be payable in cash on the Scheduled Closing Date as follows: EUR 87,934,470.00 (in words: Euro eighty seven million nine hundred and thirty four thousand and four hundred and seventy) (hereinafter the “Closing Cash Consideration”) shall be payable on the Scheduled Closing Date in cash into the bank account of the Sellers’ Representative pursuant to clause 3.5 with debt releasing effect vis a vis all Sellers and EUR 625,000.00 (in words: Euro six hundred and twenty five thousand) shall be payable in cash into the Escrow Account in accordance with clause 3.6 (the “Security Deposit”, the Closing Cash Consideration and the Security Deposit are hereinafter referred to as the “Cash Consideration”).

(ii)	In addition to the Cash Consideration under (i) above Guarantor shall allot in aggregate to Seller 1 2,173,340 shares and to Seller 2 530,970 shares in Guarantor as is equal to the sum of EUR 36,006,530.00 (“Stock Consideration”). The number of shares has been calculated according to the weighted average share price as at the closings of the ten trading days up to and including 19 August 2016; it is hereby agreed between the Parties that the weighted average share price as at the closings of the ten trading days up to and including 19 August 2016 shall be an amount of USD 15.08 per share. For the calculation of the number of shares to be provided as Stock Consideration, the exchange rate has been used for converting USD into EUR at the end of day rate for the purchase of EUR with USD as provided by Thomson Reuters on 19 August 2016, it being 1.1326.

3.3	Net Working Capital Adjustment.

(i)	The Purchase Price shall be subject to an adjustment of the net working capital of the Target Companies as at the Effective Date (“Effective Date Net Working Capital”) as described in more detail in Annex 3.3(i).

(1)	The Purchase Price shall be increased by the amount by which the Effective Date Net Working Capital exceeds the amount of EUR 15,500,000.00 (in words: fifteen million five hundred thousand Euros).

(b)	The Purchase Price shall be reduced by the amount by which the Effective Date Net Working Capital is lower than the amount of EUR 9,500,000.00 (in words: nine million five hundred thousand Euros) (the “Shortfall”).

(ii)	The Effective Date Net Working Capital shall be calculated on the basis of the WHO-Effective Date Financial Statements and the TeIJs-Effective Date Financial Statements (the “Effective Date Financial Statements”) applying the rules and items as set forth in Annex 3.3(ii).

The “WHO-Effective Date Financial Statements” shall correspond to the audited consolidated annual accounts (Konzernabschluss in the meaning of Sec. 290 German Commercial Code (HGB)) of WHO as at 30 September 2016.

The “TeIJs-Effective Date Financial Statements” shall correspond to the audited consolidated financial statements (jaarrekening) of TeIJs as at 30 September 2016.

(iii)	The WHO-Effective Date Financial Statements shall be prepared in accordance with the German Commercial Code (Handelsgesetzbuch, “HGB”) and the accounting standards and practises of WHO as consistently applied with past practice during the 12-months-period before the Signing Date, maintaining the same accounting and valuation principles, methods and rules used in the preparation of the Consolidated WHO Financial Statements. In addition, the rules agreed by the Parties in Annex 3.3(iii)/1 shall be applied.

The TeIJs-Effective Date Financial Statements shall be prepared in accordance with (i) all applicable statutory and legal requirements in force at the time of their preparation and adoption and (ii) in accordance with Dutch GAAP as consistently applied with past practice during the 12-months-period before the Signing Date, maintaining the same accounting and valuation principles, methods and rules used in the preparation of the Consolidated TeIJs Financial Statements. In addition, the rules agreed by the Parties in Annex 3.3(iii)/2 shall be applied.

(iv)	Within ninety (90) Business Days after the Completion Date, Purchaser shall prepare, or cause to be prepared, and deliver to the Sellers’ Representative (i) the Effective Date Financial Statements and, (ii) the audited consolidated annual accounts of WHO as at 30 September 2016 and (iii) the audited consolidated financial statements (jaarrekening) of TeIJs as at 30 September 2016 and (iv) a determination of the Purchase Price in a form as set forth in Annex 3.3(iv) (“Purchase Price Determination Statement”) setting forth a calculation of

(a)	the Effective Date Net Working Capital; and

(b)	the Purchase Price (adjusted if required);

in each case as set forth in clause 3.3. (i) through (iii) above. The Effective Date Financial Statements and the Purchase Price Determination Statement have to be audited by PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft. After the Completion Date, Purchaser shall procure that the Target Group Entities (i) make available to the Sellers’ Representative and their professional advisors all documents and other data (also by means of providing access to the bookkeeping (Finanzbuchhaltung) reasonably required to review the Effective Date Financial Statements and the Purchase Price Determination Statement and (ii) allow reasonable access upon reasonable notice to the Target Group Entities’ sites, employees and books and records during regular business hours. The Sellers’ Representative may be assisted (at its expense) by advisors in the context and procedure of such review of the accounts.

(v)	Any objections of the Sellers’ Representative to the Effective Date Financial Statements or to the Purchase Price Determination Statement must be stated within twenty-five (25) Business Days after receipt of both the Effective Date Financial Statements and the Purchase Price Determination Statement by providing Purchaser with (i) a written statement of objections, specifying in reasonable detail the grounds for the objections; and (ii) a revised version of the Purchase Price Determination Statement (“Revised Purchase Price Determination Statement”) taking such objections into account. If and to the extent that the Sellers’ Representative do not state their objections in accordance with the requirements of this clause 3.3(v), the Effective Date Financial Statements and the Purchase Price Determination Statement shall with the expiration of such period be final and binding upon the Parties for the purposes of the determination of the Effective Date Net Working Capital and the Purchase Price.

(vi)	Each Party shall bear the costs of the preparation of, its own review of, and preparation of objections to the Effective Date Financial Statements, the Purchase Price Determination Statement and preparation of the Revised Purchase Price Determination Statement. For the avoidance of doubt the costs for the preparation of the Effective Date Financial Statements shall be borne by WHO and TeIJs respectively.

(vii)	In case of any objections of the Sellers’ Representative to the Effective Date Financial Statements or to the Purchase Price Determination Statement in accordance with the requirements of clause 3.3(v) the Parties shall attempt in good faith to resolve such objections. If the Parties cannot resolve such objections within twenty-five (25) Business Days of receipt by Purchaser of the Sellers’ Representative written statement of objections and the Revised Purchase Price Determination Statement, either Party may present the matter to a neutral auditor from an auditing firm of international standing to be jointly instructed by the Parties (“Neutral Auditor”). If the Parties cannot agree on the Neutral Auditor within ten (10) Business Days of either Party’s written request for such instruction, the Neutral Auditor shall at the request of either Party be appointed by the German Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) after consideration of the proposals and comments by the Parties. The Parties shall jointly instruct the Neutral Auditor to decide the issues in dispute in accordance with the provisions of this Agreement.

(viii)	Unless jointly instructed otherwise by the Parties, the Neutral Auditor shall limit its decisions to the issues in dispute, but shall on the basis of such decisions and the undisputed parts of the Effective Date Financial Statements and the Purchase Price Determination Statement determine the Effective Date Financial Statements and the Purchase Price Determination Statement in their entirety. In respect of the issues in dispute, the decisions of the Neutral Auditor shall fall between the positions taken by the Parties which may be the position of one of the Parties. To the extent necessary to determine the Purchase Price, the Neutral Auditor shall also be entitled to decide on the interpretation of this Agreement. The Neutral Auditor shall act as an expert (Schiedsgutachter) and not as an arbitrator.

(ix)

The Parties shall make available to the Neutral Auditor the Effective Date Financial Statements and the Purchase Price Determination Statement, the statement of objections, the Revised Purchase Price Determination Statement and all other documents and other data reasonably required by the Neutral Auditor to make the required decisions and determination. The Neutral Auditor shall to the extent legally permitted submit as soon as reasonably possible copies of all documents and other data made available by a Party to the respective other Party. Before deciding on the issues put to it by the Parties, the Neutral Auditor shall grant the Parties the opportunity to present their respective positions, which shall include the opportunity of at least one oral hearing in the presence of both Parties and their professional advisors. The Parties shall instruct the Neutral Auditor to use its reasonable efforts to deliver its written opinion with reasons for the decisions as soon as reasonably practical, but not later than within sixty (60) Business Days of the issues in dispute having been referred to the Neutral Auditor. Subject to applicable law, the Neutral Auditor´s decisions, the Effective Date Financial Statements and the Purchase Price Determination Statement as determined by the Neutral Auditor shall be final and binding upon the Parties for the purpose of determining the Purchase Price.

(x)	The costs of the Neutral Auditor shall be borne by Purchaser and Sellers pro rata to the amount by which the Purchase Price as determined by the Parties in their respective (Revised) Purchase Price Determination Statement deviates from the Purchase Price set out in the Purchase Price Determination Statement as determined by the Neutral Auditor. The Parties shall be obliged to make reasonable advance payments that are equally split between the Parties.

(xi)	The Purchase Price shall be considered finally determined once the Effective Date Financial Statements and the Purchase Price Determination Statement have become final and binding upon the Parties. In case of an increase of the Purchase Price in accordance with clause 3.3(i), Purchaser shall pay to Sellers an amount equal to such excess; in case of a reduction of the Purchase Price, Sellers shall transfer to Purchaser shares in Guarantor representing the amount of the reduction to be calculated on the basis of the value of the Purchaser shares as determined under clause 3.3(ii) above, in each case with interest from the Completion Date to, but not including, the date of actual payment by Sellers or Purchaser, as the case may be, at an interest rate of LIBOR plus five (5) percentage points per annum. Any such amount shall be paid within ten (10) Business Days after the Effective Date Financial Statements and the Purchase Price Determination Statement having become final and binding upon the Parties.

If and to the extent that any undisputed breach of an obligation pursuant to clause 10.1 has resulted in the Effective Date Cash and the Effective Date Net Working Capital being higher and the Effective Date Debt being lower than they were but for such breach of obligation, the breach of obligation shall for the purposes of preparing the Purchase Price Determination Statement be ignored; i.e. the Purchase Price Determination Statement shall be prepared as if such breach of obligation had not occurred.

3.4	No Set-off. Neither the Sellers nor the Purchaser may set-off any claims either may have against the other under this Agreement, in particular – but not limited to – the Purchase Price. Neither the Purchaser nor the Sellers may exercise a right of retention (Zurückbehaltungsrecht) against the foregoing claims of Sellers or the Purchaser, unless any such counterclaim or right of the Purchaser or the Sellers, as the case may be, is acknowledged in writing by the Sellers or the Purchaser or is final and in a binding fashion adjudicated.

3.5	Bank Account of Sellers’ Representative.

The payment of the Closing Cash Consideration and any other payments to Sellers under this Agreement shall be made into the following bank account with debt releasing effect vis a vis all Sellers:

Account Holder:	Parcom Deutschland I GmbH & Co. KG

Name of Bank:	Deutsche Bank

Bank Account Number:	5029020

Sort Code:	200 700 24

SWIFT:	DEUTDEDBHAM

IBAN:	DE66 2007 0024 0502 9020 00

or into another bank account of which Sellers have notified Purchaser in writing at least three (3) Business Days prior to the date the instructions for the respective wire transfer have been given.

3.6	Escrow Account.

The Security Deposit shall be paid on the Scheduled Closing Date into a bank account, the details of which shall be confirmed by the recording notary public to the Sellers’ Representative and the Purchaser.

The Sellers, the Purchaser and the recording notary public will enter into the Escrow and Deposit Agreement attached hereto as Annex 3.6 on or prior to the Scheduled Closing Date pursuant to which the recording notary as Escrow Agent shall hold the Security Deposit in escrow. The Security Deposit shall serve as collateral for all claims of the Purchaser under this Agreement.

3.7	Modes of Payment. Any payments under this Agreement shall be made by electronic transfer in immediately available funds, irrevocably credited, value as of the relevant due date set out in this Agreement or as otherwise provided by law, free of bank and other charges, and without any restrictions (other than bank and other charges and restrictions of the recipient’s bank or third parties).

3.8	Default Interest. In the event and to the extent that Purchaser or the Sellers are in default (Verzug) with the payment of the Closing Cash Consideration or any other payment under this Agreement to Sellers or Purchaser as the case may be, Purchaser and Sellers shall pay default interest with effect from the relevant payment date at a rate of 8% (in words: eight per cent) per annum. Interest shall be calculated on the basis of actual days elapsed divided by 360. Sellers’ and Purchaser’s right to claim further damages, if any, shall remain unaffected. For the avoidance of doubt: Purchaser and Sellers shall automatically and without any further notice requirements be regarded as being in default with payments if such payments are not effected when due under the provisions of this Agreement.

4	REPRESENTATIONS OF SELLERS

4.1	Representations. Each Seller hereby represents (garantiert) to Purchaser that the following statements (the “Representations” or individually a “Representation”) are complete and correct, in each case as at the date of this Agreement (the “Signing Date”), unless it is specifically provided that a representation shall be made in respect of a different date in which case the representation shall be made as at such different date, whereby it is understood by the Parties that:

(i)	any such Representation shall be an individual Representation of each Seller and not a joint representation of all Sellers;

(ii)	the liability of each Seller shall be subject to the modalities and limitations, including without limitations the De Minimis Amount, Threshold Amount, the maximum amount of liability and the procedural and time limitations as set forth in clauses 5 and 7;

(iii)	in view of these modalities and limitations the Representations shall not constitute a warranty of condition (Beschaffenheitsgarantie) within the meaning of Section 444 German Civil Code (Bürgerliches Gesetzbuch, BGB) but a contractual liability regime of its own kind (selbstständiges Garantieversprechen) pursuant to Section 311 subsection 1 German Civil Code (Bürgerliches Gesetzbuch, BGB);

(iv)	the Representations in clauses 4.2, 4.4 and 4.6 shall be given by each Seller only with regard to himself and the share or shares the respective Seller holds in WHO respectively TeIJs;

(v)	the Representation in clause 4.8 shall be given only with regard to the Shareholder Loan which the respective Seller sold to Purchaser pursuant clause 1.2 and

(vi)	entities other than the Material Target Group Entities are excluded from the representations of clauses 4.10 through 4.31;

(vii)	the Representations of Sellers 3 through 8 solely refer to WHO and the Material Target Group Entities to the extent they are subsidiaries of WHO.

Other than expressed in the Representations hereinafter, no Seller assumes further representations and warranties. Without limiting the liability of Seller 2 and Seller 3 under clauses 4 to 6 and only with respect to their liability under intentional misconduct (Vorsatz), Purchaser acknowledges that the Representations of Sellers, to the extent, Seller 2 and/or 3 are concerned, are given on the grounds (Geschäftsgrundlage) that for the purpose of giving the Representations of the Sellers, (a) neither Seller 2 and/or Seller 3 nor any of its respective directors, employees or advisers have independently examined or verified the underlying facts, matters, circumstances or statements made in such Representations of Sellers or the disclosures as prepared by WHO and its management and that (b) nothing in this Agreement shall imply a duty of Seller 2 and/or Seller 3 (including its directors, employees or advisers) to make specific or other enquiries or researches of whatever nature and (c) that the lack of such examinations or verifications of Seller 2 and Seller 3 shall as such in no event be regarded as acting in a fraudulent manner (keine Arglist aufgrund Angaben “ins Blaue hinein” wegen unterbliebener Untersuchungen oder Überprüfungen der Verkäufer).

4.2	Enforceability, No Conflict. As at the Signing Date and the Closing Date this Agreement and all other documents to be executed by the Sellers in connection with the Transaction constitute legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute this Agreement and the related documents and to perform their obligations under this Agreement and the related documents, which actions have been duly authorized and approved by all necessary (corporate) action of Sellers. The execution and consummation of this Agreement and the transactions contemplated therein by the Sellers do not violate the articles of association, partnership agreements or other corporate documents, as the case may be, or any other legal obligations of Sellers and is not subject to challenges (Anfechtung) by any third party on any legal basis, including any creditor protection laws. There is no action, suit, investigation or other proceeding pending or threatened against or affecting Sellers or any Target Group Entity before any court, arbitrator, governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transactions contemplated therein, and to Knowledge of the Sellers there are no circumstances likely to give rise to any of the foregoing. No insolvency or similar proceedings have been opened over the assets of a Seller, and to Knowledge of the Sellers there are no circumstances that would require or justify the opening of or application for such proceedings. No Seller is either illiquid (zahlungsunfähig) or over-indebted (überschuldet). All representations given pursuant to this clause 4.2 are stated as at the Signing Date and the Closing Date.

4.3	Existence of the Target Group Entities. As at the Signing Date and the Closing Date, the Target Group Entities are duly incorporated and validly existing under the laws of their respective jurisdiction and are in good standing. Each Target Group Entity has the unrestricted right, power, authority and capacity to own its assets and to conduct its business as conducted on the date of this Agreement and on the Closing Date. The articles of association of WHO set forth in Annex 4.3 constitute the current, authentic and complete articles. The articles of association of TeIJs as of 06/11/2014 constitute the current, authentic and complete articles which are attached in Annex 4.3 for reasons of proof only. No resolutions or other statements to amend the articles of association have been made by the Sellers, and no filings with any commercial register (or with an equivalent corporate authority) in respect of any Target Group Entity are pending. No shareholders’ or partners’ resolution of any Target Group Entity is void or has been challenged (angefochten) or threatened to be challenged by any shareholder or partner of such Target Group Entity or any third party.

4.4	Ownership of Shares. As at the Signing Date and the Closing Date, the Target-Companies-Shares and the shares and interests in the Target Group Entities (i) are beneficially owned by Sellers or by one or more Target Group Entities each as set forth in Preamble (C) and (D), (ii) have been duly authorized and validly issued, (iii) are fully paid-up, either in cash or in kind, and have not been repaid, either in whole or in part and (iv) are free and clear of any third party rights (including, but not limited to (i) trust arrangement (Treuhandverhältnis), silent partnership (stille Beteiligung), sub-participation (Unterbeteiligung) or similar arrangement; (ii) pending transfer or other disposition (Verfügung); (iii) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber; or (iv) shareholders’ resolution providing for their redemption (Einziehung); and they are not pledged, assigned, charged or used as a security, no dispositions (Verfügungen) are pending, nosale, contribution or other contractual arrangements creating an obligation to transfer or encumber shares are pending, each except as disclosed in Annex 4.4. Seller 1 represents (garantiert) to Purchaser that Mr Ulrich Biffar will not object the sale of the shares beneficially held by him.

4.5	No Other Interests. The shares set out in Preamble (C) and (D) of the Target Group Entities constitute the entire issued share or other equity capital of the respective Target Group Entity. Neither Sellers, nor any affiliate of Sellers (in the meaning of Sec. 15 et seq. German Stock Corporation Act), nor any third party has any pre-emptive right (Vorkaufsrecht), right of first refusal (Vorerwerbsrecht), subscription right (Bezugsrecht), option right (Optionsrecht), conversion right (Wandlungsrecht) or similar right in respect of the aforementioned shares. There are no agreements, which require the allotment, issue or transfer of any debentures in or securities of the Target Group Entities.

4.6	Contributions. The shares in the Target Group Entities are fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly. There are no obligations to make further contributions (keine Nachschußpflichten) and – in relation to the Target Companies – the mandatory capital maintenance rules under applicable law (e.g. section 30 et seq of the German Limited Liability Companies Act (GmbHG)) have not been breached.

4.7	No Pending Business Transactions. No Target Group Entity is a party to any agreement relating to the acquisition or sale of, or an economically equivalent transaction involving, any interests in other legal entities or any business (Betrieb) or parts thereof (Betriebsteile), other than agreements where the material obligations (Hauptleistungspflichten) have already been fully performed by all parties thereto.

4.8	Shareholder Loans. As at the Signing Date and the Closing Date, and subject always to ongoing accrual of interest thereon, the statements in Preamble (F) regarding the Shareholder Loans are complete and correct. Sellers are the creditors of the respective Shareholder Loan as disclosed in Annex (F). The claims of Sellers under these loans, in particular, the loan repayment claims, are owned by Sellers and are not subject to any third party rights, except as disclosed in Annex 4.8.

4.9	Insolvency Proceedings. No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of any Target Group Entity, and there are no circumstances that would require or justify the opening of or application for such proceedings. No Target Group Entity is illiquid (zahlungsunfähig) or over-indebted (überschuldet).

4.10	Financial Statements.

4.10.1	Compliance with GAAP and Laws, True and Fair View

(i)	The consolidated financial statements of WHO (taking into account the Material Target Group Entities to the extent they belong to the WHO Group Entities) for the business year ending on 30 September 2015 (the “Consolidated WHO Financial Statements”) (including a balance sheet (Bilanz), profit and loss statement (Gewinn- und Verlustrechnung), notes (Anhang), business report (Lagebericht) and cash flow statement) which are attached as Annex 4.10.1(i) for reasons of proof only have been prepared in all material respects in accordance with German GAAP (Grundsätze ordnungsgemäßer Buchführung (GoB)) and applicable laws;

(ii)	the preliminary consolidated financial statements of TeIJs (including the Material Target Group Entities to the extent they belong to the TeIJs Group Entities) for the business year ending on 30 September 2015 (the “Consolidated TeIJs Financial Statements”, together with the Consolidated WHO Financial Statements the “Financial Statements”) (including a balance sheet, profit and loss statement, notes, business report and cash flow statement) which are attached as Annex 4.10(ii) for reasons of proof only have been prepared in all material respects in accordance with generally accepted accounting principles applicable to such Material Target Group Entity and applicable laws and to Knowledge of Sellers will not materially differ from the final consolidated financial statements.

4.10.2	The Financial Statements present a true and fair view of the assets and liabilities (Vermögenslage), financial position (Finanzlage) and earnings position (Ertragslage) of the Material Target Group Entities (ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) taken as a whole as of their respective dates.

4.10.3	The Consolidated WHO Financial Statements have been properly audited and an unqualified auditor’s certificate (uneingeschränkter Bestätigungsvermerk) has been received.

4.10.4	Books and Records. In all material respects the books and accounting and other records of each Material Target Group Entity (i) are up to date and contain complete and accurate details of the business activities of such Material Target Group Entity and of all matters to be recorded under applicable law or applicable GAAP; and (ii) have been maintained in accordance with applicable legal requirements on a proper and consistent basis.

4.10.5	No Undisclosed Liabilities. Except as disclosed in Annex 4.10.5, no Material Target Group Entity has any liabilities or obligations, whether accrued or contingent (Haftungsverhältnisse), except (i) as disclosed in the Financial Statements; (ii) incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice; or (iii) contractual or other liabilities incurred in the ordinary course of business, which are not required to be recorded on a balance sheet according to GAAP as set out in clause 4.10.1.

4.11	Affiliates, Enterprise Agreements. Except as described in Preamble (D) the Target Group Entities do not hold any participation or sub-participation in any other company. Except as listed in Annex 4.11 the Target Group Entities are not part of an enterprise agreement within the meaning of Section 291 et seq. of the German Stock Corporation Act or a similar agreement under the laws of any other jurisdiction except as otherwise disclosed in this Agreement.

4.12	Owned Real Estate. Annex 4.12 includes for each Material Target Group Entity a correct and complete list of all real estate owned or co-owned by such Material Target Group Entity, or subject to an inheritable building right (Erbbaurecht), in-rem lease (Dauernutzungsrecht) or similar right in favour of such Material Target Group Entity, and correctly states for each such piece of real estate the location, applicable land register, and encumbrances (the “Owned Real Estate”). Except as disclosed in Annex 4.12, each Material Target Group Entity is the unrestricted legal and beneficial owner of the Owned Real Estate, and no piece of Owned Real Estate is (i) encumbered with any land charges or mortgages (Grundpfandrechte), planning obligations, covenants, options or other encumbrances (Belastungen); or to the Knowledge of the Sellers (ii) subject to any unregistered or otherwise pending transfer (Auflassung) or other disposition (Verfügung) or any sale, contribution or other contractual arrangement creating an obligation to transfer any real estate or to create, change or remove any encumbrances. No real estate other than the Owned Real Estate and the Leased Real Estate (as defined below) is currently used by any Material Target Group Entity to conduct its business as conducted on the Effective Date.

4.13	Leased Real Estate. Annex 4.13 includes for each Material Target Group Entity a correct and complete list of all real estate leased by such Material Target Group Entity from any third party (including, without limitation, Sellers or entities affiliated with a Seller), and correctly states for each such piece of real estate the location, the landlord and the date of the lease agreement (the “Leased Real Estate”).

4.14	Material Agreements.

4.14.1	Annex 4.14.1 hereto sets forth a complete and correct list of any of the following agreements or commitments (hereinafter collectively “Material Agreements”), a Material Target Group Entity is a party to and which are still in force as at the Signing Date and/or have not yet been fully performed by all parties:

(i)	loan and credit agreements with third parties (i.e., other than Sellers and the Material Target Group Entity), finance leases with payment obligations of the Material Target Group Entities in excess of EUR 200,000.00 (in words: Euro two hundred thousand) p.a. in the individual case, sale-and-lease-back-arrangements, asset-backed financing or securitization agreements;

(ii)	agreements or commitments securing indebtedness of third parties not belonging to the Material Target Group Entity, such as indemnities, pledges, guarantees, securities (Bürgschaften) or letters of comfort (Patronatserklärungen) extended to any third parties in excess of EUR 50,000.00 (in words: fifty thousand Euros) in the individual case;

(iii)	non-compete, restrictive covenants or other agreements that restrict any of the Material Target Group Entities from operating its business as conducted on the Signing Date except for customary vertical restrictions under distributorship, agency- or license agreements and other such agreements;

(iv)	patent, trademark and know-how-license agreements (in-license or out-license) excluding, for the avoidance of doubt, software licenses;

(v)	research and product development agreements excluding any agreements with customers on research and development;

(vi)	intentionally left blank

(vii)	agreements entered into in the last three (3) years, relating to the acquisition, divestiture, encumbrance or disposal (whether by stock or asset purchase, merger or otherwise) of any business, intellectual property, real estate or any equity interest with a volume in excess of EUR 200,000.00 (in words: Euro two hundred thousand) in the individual case;

(viii)	contracts or other agreements relating to the construction, divestiture, encumbrance or acquisition of fixed assets or other capital expenditures with outstanding payment obligations of any of the Material Target Group Entities in excess of 200,000.00 (in words: Euro two hundred thousand) in the individual case;

(ix)	agreements with Sellers or any entity affiliated with a Seller (nahestehende Personen) within the meaning of Section 1 paragraph 2 of the German Foreign Transaction Tax Act (Gesetz über die Besteuerung bei Auslandsbeziehungen, “AStG”) excluding (i) service agreements (Anstellungsverträge), including related agreements on bonuses and expenses, (ii) agreements on the remuneration for services as members of the advisory/supervisory board (Beirat), including expenses payable, (iii) any agreements relating to the Shareholder Loans, and (iv) any subordination agreements relating to bank loans;

(x)	contracts that would automatically terminate or could be terminated or substantially amended by a contracting party as a result of the consummation of the transactions contemplated under this Agreement due to a specific contractual provision addressing a share transfer;

(xi)	agreements with consultants or advisors which provide for annual (fixed or minimum) fees in excess of EUR 50,000.00 (in words: Euro fifty thousand Euros) in the individual case or which cannot be terminated within a period of six (6) months after the Signing Date without further payment, penalty or liability;

4.14.2	Except as disclosed in Annex 4.14.2 (i) the Material Agreements are in full force and effect and are enforceable against the parties thereto in accordance with their terms, unless this would not cause a material adverse change to the Material Target Group Entities taken as a whole; (ii) no party to a Material Agreement has given written notice of termination or indicated in writing that it will give notice of termination, and to the Knowledge of the Sellers no circumstances exist which give any party to a Material Agreement the right to terminate or modify such Material Agreement; and (iii) to the Knowledge of the Sellers no party to a Material Agreement is in material breach of a Material Agreement.

4.15

Owned IP Rights. Annex 4.15 includes for each Material Target Group Entity a correct and complete list of all patents, utility models (Gebrauchsmuster), registered designs (Geschmacksmuster), trademarks (Marken), copyrights, trade, business and domain names, software protection rights and other intellectual property rights (gewerbliche Schutzrechte) and applications with respect to such rights (the “IP Rights”) (i) owned by such Material Target Group Entity; or (ii) owned by a Seller or an entity affiliated with a Seller and to be transferred to such Material Target Group Entity on, prior to or after the Closing Date pursuant to this Agreement, and correctly states for each such IP Right the type, subject matter, applicable register or other identification data and encumbrances (the “Owned IP Rights”). Except as shown in Annex 4.15, the Material Target Group Entities have not entered into license agreements as licensor with respect to any of the Owned IP Rights. To the Knowledge of the Sellers, each Material Target Group Entity is the unrestricted legal and beneficial owner of the Owned IP Rights listed for such Material Target Group Entity in Annex 4.15 and no Owned IP Right is (i) encumbered (durch die Target Group Entities belastet) with any rights of any third party, including, without limitation, Sellers or entities affiliated with a Seller; or (ii) subject to any non-registered or otherwise pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer or to create, change or abolish any encumbrances. To the Knowledge of the Sellers, the Target Group Entities are free to dispose of the Owned IP Rights in any manner, and such dispositions do not violate any legal obligations of any Target Group Entity. To the Knowledge of the Sellers, the Target Group Entities have properly maintained and are continuing until the Closing Date to properly maintain the Owned IP Rights, in particular in relation to applications in a timely manner for renewals and the payment when due of all registration and renewal fees as well as all annuities.

4.16	Licensed IP Rights. Annex 4.16 includes for each Material Target Group Entity a correct and complete list of all IP Rights (i) licensed or sub-licensed by any third party (including, without limitation, Sellers or an entity affiliated with a Seller) to such Material Target Group Entity; and (ii) to be licensed or sub-licensed by any third party to such Target Group Entity on, prior to or after the Closing Date pursuant to this Agreement, and correctly states for each such IP Right the type, subject matter, applicable register or other identification data, if any, the licensor and the date of the license agreement (the “Licensed IP Rights”). To the Knowledge of the Sellers, all agreements providing for a license to a Material Target Group Entity of any rights to use any Licensed IP Rights are in full force and effect and enforceable against the licensor in accordance with their terms. To the Knowledge of the Sellers no IP Rights other than the Owned IP Rights and the Licensed IP Rights are currently used by any Material Target Group Entity.

4.17	No Challenges, Proceedings, etc. with respect to IP Rights. Except as disclosed in Annex 4.17 and to the Knowledge of the Sellers, (i) the Owned IP Rights and Licensed IP Rights have not been challenged (angegriffen) by any third party; (ii) no such challenge has been threatened in writing; and (iii) there are no circumstances which would give rise to such challenge. None of the IP Rights is subject to any pending judgment, injunction, order or decree issued against a Seller or a Material Target Group Entity restricting the use thereof by it or restricting the licensing thereof by it to any third party. To the Knowledge of the Sellers, no Material Target Group Entity infringes upon (verletzt) any IP Right of any third party (including without limitation those of a Seller or an entity affiliated with a Seller). No such infringement has been asserted in writing. To the Knowledge of the Sellers, no third party (including without limitation Seller or an entity affiliated with a Seller) infringes upon any of the Owned IP Rights.

4.18	Employee Invention Act. To the Knowledge of the Sellers, each Material Target Group Entity with its registered seat in Germany has duly complied with, to the extent required by law, contract or otherwise, the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz). All such Material Target Group Entities have paid all remuneration to persons entitled to any compensation under the German Act on Employee Inventions or agreements entered into under such Act up to and including the Closing Date.

4.19	Information Technology. To the Knowledge of the Sellers, each Material Target Group Entity either owns or holds valid leases and/or licenses to all material computer hardware, software, networks and other information technology (collectively “Information Technology”) which is essential for such Material Target Group Entity to conduct its business as conducted on the Signing Date. Such leases or licenses are effective for, and cannot be terminated by the respective other party thereto with a notice period of less than 6 months after the Signing Date. To the Knowledge of the Sellers, during the last 6 months prior to the Signing Date, there have been no interruptions, data losses or similar incidents attributable to the Information Technology owned or used by such Target Group Entity which had a material adverse effect on such Material Target Group Entity’s business.

4.20	Employees.

4.20.1

Directors; Officers; Material Employees. Annex 4.20.1 includes for each Material Target Group Entity a correct and complete list of its (i) directors; (ii) officers; and (iii) employees with (a) a fixed annual gross salary in excess of EUR 100,000.00 (in words Euro one hundred thousand) other than in respect those employees of WAM at the Rheda, Germany location where the relevant figure shall be EUR 80,000.00 (in words: Euro eighty thousand); (c) a contractually agreed notice period of more than twelve (12) months (other than notice periods under mandatory provisions of statutory law); and (d) a contractual entitlement to a severance payment in excess of EUR 50,000.00 (in words Euro fifty thousand) (collectively the “Key Employees”, the contracts with the Key Employees together the “Key Personnel Contracts”).

4.20.2	Status of Key Personnel Contracts. Except as disclosed in Annex 4.20.2, (i) no party to a Key Personnel Contract has given notice of termination, and no circumstances exist which give any party to a Key Personnel Contract a special right to terminate or modify such Key Personnel Contract; and (ii) the execution or consummation of this Agreement or the transactions contemplated therein do not trigger any such rights of any director, officer or Key Employee.

4.20.3	Pensions. Annex 4.20.3 includes for each Material Target Group Entity a correct and complete list of all agreements and other commitments, whether of an individual or collective nature, regarding pensions (betriebliche Altersversorgung) under which such Material Target Group Entity has any obligations (the “Pension Commitments”). All obligations under or in connection with the Pension Commitments, including obligations arising by operation of law that have become due, have been fulfilled by the Material Target Group Entities.

4.20.4	Collective Agreements. Annex 4.20.4 includes for each Material Target Group Entity a correct and complete list of (i) all reconciliation of interest agreements (Interessenausgleiche) and social plans (Sozialpläne); and (ii) any collective arrangements, whether in the form of general commitments (Gesamtzusagen), standard terms of employment (vertragliche Einheitsregelungen), shop agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) or in any other legal form under the laws of any jurisdiction which restrict the Material Target Group Entities’ freedom to dismiss any of their employees (including restrictions in the form of an obligation to make, in the case of dismissals or changes to terms of employment, any payments) (the “Collective Agreements”).

4.20.5	Labor Disputes. Except as disclosed in Annex 4.20.5, in the last three (3) years the Material Target Group Entities have not experienced any disputes with any authorities (in particular regarding disabled persons and repayment duties) or any strike or labour interruption.

4.20.6	Payment of Compensation. All compensation and withholding obligations of the Material Target Group Entities to or in respect of their current and former employees for periods until the Signing Date have been paid by the Material Target Group Entities or have been properly provided in the Financial Statements.

4.21	Environmental Law. To the Knowledge of the Sellers and except as disclosed in Annex 4.21, none of the Material Target Group Entities is subject to any Environmental Liabilities or infringes any Environmental Laws as at the Signing Date.

4.21.1	“Environmental Liabilities” shall mean all damages (including, without limitation, reasonable fees and expenses of environmental consultants and, legal and other advisors, but excluding lost profit and consequential damages) resulting from:

(a)

obligations of Purchaser or any Material Target Group Entity to carry out investigation measures for purposes of risk assessment (Maßnahmen zur Gefährdungsabschätzung), clean-up measures (Sanierungsmaßnahmen), securing measures (Sicherungsmaßnahmen), protective containment measures (Schutz und Beschränkungsmaßnahmen) or measures to eliminate, reduce or otherwise remedy an immediate danger to life or health (Maßnahmen zur Abwehr von unmittelbar drohenden Gefahren für Leben und Gesundheit), in each case relating to an Existing Environmental Condition (“Environmental Remediation Measures”), provided, however, that such measures (x) have to be performed pursuant to a final or immediately enforceable order by an authority (bestandskräftiger oder sofort vollziehbarer Verwaltungsakt), a final court judgment, or arbitral award (rechtskräftiges Urteil oder Schiedsspruch), or an agreement with an authority relating to clean-up measures (öffentlich-rechtlicher Sanierungsvertrag); (y) have been consented to in writing by a Seller; or (z) are necessary to eliminate, reduce or otherwise remedy an immediate danger to life or health; and

(b)	claims of third parties for compensation of damages suffered as a result of Existing Environmental Conditions.

4.21.2	“Existing Environmental Condition” shall mean the presence on the Signing Date of Hazardous Materials in the soil, leachate (Sickerwasser), soil-vapor (Bodenluft), ground water, surface water (Oberflächenwasser), or building of the Owned Real Estate, the Leased Real Estate or any other real properties which have been owned, occupied (Inhaberschaft der tatsächlichen Gewalt) or used by any Material Target Group Entity on or prior to the Effective Date (collectively the “Covered Properties”).

4.21.3	“Hazardous Materials” shall mean any pollutants, contaminants or hazardous substances according to the Environmental Laws including, without limitation, oil, petroleum, asbestos, hazardous wastes or toxic, explosive or radioactive substances.

4.21.4	“Environmental Laws” shall mean all applicable laws (Gesetze, Verordnungen, Satzungen), ordinances (Verwaltungsvorschriften), rules, directives and regulations (technische Normen und Regelwerke) relating to environmental matters and being applicable to the Material Target Group Entities or the Covered Properties, as the case may be.

4.22	Insurance. Annex 4.22 includes a correct and complete list of all insurance policies – with the exception of three policies (PZU, InterRisk and Allianz) which are known to Purchaser and attached for for reasons of proof only – maintained by or on behalf of the Material Target Group Entities including details of the insured, insured risk, insurance company, policy number, date, term, annual premium and maximum amount of coverage (the “Insurance Policies”).The Insurance Policies are and will remain in full force and effect until the Closing Date. All premiums due under the Insurance Policies have been duly paid and there has been no breach of any material obligation of any Material Target Group Entities under the Insurance Policies.

4.23	Permits. Except as disclosed in Annex 4.23, (i) each Material Target Group Entitiy holds all material permits, licenses and other public law approvals (öffentlich-rechtliche Erlaubnisse), including, for the avoidance of doubt all permits, licenses or other public law approvals required under Environmental Laws, which are necessary to conduct its business (the “Permits”); (ii) the Permits are in full force and effect (bestandskräftig), and to Knowledge of the Sellers they have not been challenged (angefochten) by any third party; and (iii) to the Knowledge of the Sellers no proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) of any Permit have been initiated or to the Knowledge of the Sellers threatened.

4.24	Litigation, Disputes. Except as disclosed in Annex 4.24, the Material Target Group Entities are not involved in any court or administrative proceedings, including arbitration proceedings, either as plaintiff or defendant which involves an amount in excess of EUR 500,000.00 (in words: Euro five hundred thousand) in each individual case.

4.25	Product Liability. To the Knowledge of the Sellers and except as disclosed in Annex 4.25 and/or except as accounted for as a specific liability or accrual or pursuant to the general provision in respect of product liability contained in the financial statements in the respective fiscal year, the products manufactured and distributed by the Material Target Group Entities in the period between 1 August 2012 and the Signing Date do not suffer from any defects which give or could rise to any product liability or warranty claims and no such claims have been made against any Material Target Group Entity.

4.26	Subsidies. All public grants (Zuschüsse), allowances, aids and other subsidies (Subventionen) in whatever form (the “Public Subsidies”) received by (i) the Material Target Group Entities of the WHO Group Entities within the period of five (5) years prior to the Signing Date and (ii) the Material Target Group Entities of the TeIJs Group Entities since the acquisition of Terwa Holding B.V. by TeIJs B.V. and TeIJs are listed in Annex 4.26 and such list indicates the nature of the Public Subsidy and dates of any administrative orders, agreements or other instruments on which basis the Public Subsidy was given, the Material Target Group Entity which received the Public Subsidy and the amounts received. To the Knowledge of the Sellers, no proceedings regarding a revocation or withdrawal of a Public Subsidy have been initiated or, to Knowledge of the Sellers, threatened, and to the Knowledge of the Sellers there are no circumstances, which would justify the initiation of such proceedings. To the Knowledge of the Sellers, each Material Target Group Entity of the WHO Group Entities is in full compliance with its obligations under or in connection with the Public Subsidies, including the obligations under any ancillary provisions in the respective orders or agreements thereto. Except as disclosed in Annex 4.26, no Material Target Group Entity of the WHO Group Entities is obliged under the Public Subsidies to maintain a certain level of employees or to make any investments.

4.27	Tax Matters.

(i)	Each Material Target Group Entity has duly and timely filed in accordance with applicable law all returns, forms and other statements required to be filed by such Material Target Group Entity for Taxes (collectively the “Tax Returns”), taking into account any extensions of the due date granted by a Tax Authority before the Signing Date. No Material Target Group Entity is currently subject to any audit, examination or similar proceedings by any Tax Authorities. The books and other records of each Material Target Group Entity relating to Taxes have been properly maintained in compliance with all applicable laws.

(ii)	All Taxes due to be paid or withheld and remitted by any Material Target Group Entity have been duly paid or withheld and remitted to the appropriate tax authority.

(iii)	No retention periods (Sperrfristen) or holding periods (Halte- oder Beibehaltungsfristen) in connection with Taxes (e.g. as regards Germany sec. 22 para 1 and para 2 German Reorganisation Tax Code (UmwStG), sec. 5 para. 3 German Real Estate Transfer Tax Code (GrEStG) etc.) have been triggered at the Material Target Group Entities and have not yet expired prior to the earlier of the Effective Date or the Closing Date

(iv)	The corporate tax credit within the meaning of Sec. 37 German Corporate Income Tax Act (KStG) (Körperschaftsteuerguthaben) and the corporate tax increase amount in the meaning of Sec. 38 German Corporate Income Tax Act (KStG) (Körperschaftsteuererhöhungsbetrag) of the German Material Target Group Entities as of Signing Date is correctly reflected in Annex 4.27(iv). The contribution account for tax purposes (steuerliches Einlagekonto) of the Company amounted to EUR 232,897 as of 30 September 2015, and has not been reduced since.

(v)	Except as disclosed in Annex 4.27(v), no Material Target Group Entity is a member of any consolidated or unitary group or a party to any arrangement as a result of which any income, loss, asset or liability or VAT of any Material Target Group Entity is allocated for tax purposes to any other Material Target Group Entity or a third party, or is otherwise taken into account in determining any Tax payable by any Material Target Group Entity or a third party, or vice versa (the “Tax Consolidations”).

(vi)	There have been no events or transactions at the German Material Target Group Entitys which are to be classified as a hidden profit distribution in the sense of sec. 8 para 3 sentence 2 German Corporate Income Tax Act (KStG) and which were initiated or caused otherwise intentionally or with gross negligence with respect to the qualification as hidden distribution of profits in this sense.

(vii)	No Material Target Group Entity is in breach of its statutory obligations to duly and thoroughly documents transfer prices for dealings and transactions of any kind in which any of the Material Target Group Entities is involved.

(viii)	Except as disclosed in Annex 4.27(vi) none of the Material Target Group Entities has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it has its registered office.

(ix)	Except as disclosed in Annex 4.27(ix), none of the Material Target Group Entities has entered into an agreement or arrangement with any Tax Authority that requires such Group Company to take any action or refrain from taking any action in order to secure any Tax saving or advantage.

4.28	Payment Obligations relating to Change of Control. Except as disclosed in Annex 4.27 neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any obligation of the Material Target Group Entities to grant any compensation, severance or other payment or benefit to any (current or former) managing director or employee of any Material Target Group Entity or any third party.

4.29	Ordinary Course. In the period between 1 October 2015 and the Signing Date, except as disclosed in Annex 4.29 or otherwise in this Agreement or its Annexes, the Target Group Entities have conducted their business in accordance with the past practice.

4.30	No Unlawful Business Practices. The Sellers, entities affiliated with Sellers, the Material Target Group Entities and the managing directors (Geschäftsführer) and, to the Knowledge of the Sellers, employees of the Material Target Group Entities have not, directly or indirectly, in connection with the business of the Material Target Group Entities (i) used any funds of the Material Target Group Entities for bribes (Schmiergelder), other unlawful purposes or political contributions in violation of applicable laws; (ii) requested or accepted any bribes or other unlawful benefits; or (iii) established or maintained any funds or assets that have not been properly recorded in the books and records of the Material Target Group Entities. The Target Group Entities do not directly sell any goods into the following jurisdictions: Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan, Syria.

4.31	Finders’ Fees and Management Incentives. Except as disclosed in Annex 4.31, the Material Target Group Entities have not (i) incurred any obligation for brokerage or finders’ fees, agents’ commissions or similar payments to be made in connection with this transaction; or (ii) paid or promised to their officers, directors or employees any bonus or other special incentives in connection with this Agreement or the transactions contemplated therein.

4.32

Knowledge of the Sellers. For the purpose of this Agreement, Sellers shall be deemed to have “Knowledge of the Sellers” if, as of the date of this Agreement, any of the persons listed in Annex 4.32/1, had actual knowledge (positive Kenntnis) or could have obtained such knowledge after due inquiry of the members of the management of the Target Group Entities listed in Annex 4.32/2 on the occasion and in preparation of this Agreement applying the standard of care of a prudent businessman pursuant to Section 43 of the German law on Limited Liability Companies (GmbHG)(fahrlässige Unkenntnis), whereas the inquiry relating to the TeIJs Group Entities shall be made by Sellers 1 and 2.

5	REMEDIES FOR BREACH OF REPRESENTATIONS

5.1	Breach, remediation in kind. Subject to the provisions of this clause 5 and clause 7, if any Representation of Sellers in clause 4 is incorrect (a “Breach”), Sellers shall put Purchaser, or at Purchaser’s election, the Target Group Entity concerned into the same position they would have been in if the Breach had not occurred. Sellers shall be entitled to provide remediation in kind (Naturalrestitution), i.e., to restore Purchaser or at Purchaser’s election, the Target Group Entity concerned to such a position, unless remediation in kind (i) is not permitted by the nature of the Breach or (ii) cannot be effected by Sellers with reasonable efforts.

Any obligation of each Seller under this clause 5 shall only apply for incorrect Representations which the respective Seller has given, i.e. the obligation of Sellers 3 through 8 shall be limited to Breaches relating to WHO and the Material Target Group Entities to the extent they are subsidiaries of WHO.

5.2	Compensation in Cash. If and to the extent that (a) remediation in kind pursuant to clause 5.1 is not permitted by the nature of Breach or (b) in spite of Sellers being entitled to provide remediation in kind, such remediation in kind has not been effected by Sellers within a period of three (3) months after a written notification of the Breach has been made by Purchaser, or (c) if remediation in kind would be grossly inconsistent with significant business interests of the Purchaser or the Target Group Entities Purchaser – subject to clause 5.3 – any claim of Purchaser for remediation in kind shall lapse and instead Purchaser shall be entitled to request from Sellers compensation in cash (Schadensersatz in Geld) by payment of the amount of all losses, costs and expenses (including, without limitation reasonable legal, accounting and other fees and expenses of professional advisors) and other damages which the Purchaser and other Target Group Entities respectively have suffered or incurred and would not have suffered or incurred if the representation in question had been correct and section 249(II) of the German Civil Code shall apply accordingly.

5.3	Damages. For purpose of determining the liability of the Sellers, only the actual losses incurred by the Target Group Entity concerned (i.e. losses which it would not have suffered if the representations of Sellers in clause 4 were true and correct and fully complied with) or by Purchaser (but only with respect to Purchaser’s investment in the Target Group Entities, thus excluding Purchaser’s investments in other entities) and the costs and expenses (as set out above) shall be taken into account, excluding (i) any potential or actual reduction in value (Wertminderung) of the Target Group Entities beyond the actual damage incurred (ii) any consequential damages (Folgeschäden) or indirect damages (mittelbare Schäden), (iii) any lost profits (entgangener Gewinn), (iv) any lost opportunity costs, or (v) any internal costs and expenses, or (vi) Taxes as result of a breach of any Representation of Sellers according to Clauses 4.20.6 or 4.27 incurred by a Target Group Entity or Purchaser (collectively the “Damages”). For the avoidance of doubt, Taxes as result of a breach of any Representation of Sellers according to Clauses 4.20.6 or 4.27 incurred by a Target Group Entity or Purchaser shall be exclusively governed by clause 6. Any loss or damage shall not be based on any arguments that the Purchase Price were calculated using incorrect assumptions in particular the Purchaser shall not be entitled to claim for a multiple applied in Purchaser’s Purchase Price calculation. The statutory regulations regarding the calculation of damages, mitigation of damages and offsetting of losses by advantages due to the damaging event (Schadensberechnung, Schadensminderung, Vorteilsausgleich) according to Section 249 et seq. of the German Civil Code (Bürgerliches Gesetzbuch, BGB) shall apply. If and to the extent Damages are paid to Purchaser, such payments shall be construed and deemed as a reduction of the Purchase Price as between the Parties.

5.4	No Double Counting. If and to the extent that Damages suffered or incurred by Purchaser or a Target Group Entity as the result of a Breach are duplicative, such Damages shall not be recoverable more than once. If and to the extent that a set of facts (Lebenssachverhalt) has been addressed in and allows for recovery under clause 5, any related claims based on other provisions of this Agreement shall be excluded.

5.5	Exclusions. Without prejudice to clause 7, any liability of Sellers hereunder shall be excluded if and to the extent that:

(i)	claims of Purchaser or the underlying circumstances (a) are actually compensated by recovering such damages against insurances in place at signing of this Agreement by the Target Group Entities (excluding for the avoidance of doubt any claims under the Warranty and Indemnity insurance policy with AIG), (b) are actually compensated by recovering against third parties or (c) are reflected as a specific liability or accrual with regard to that specific Breach in the Consolidated Financial Statements;

(ii)	it directly relates to one of the items contained in Annex 5.5(ii) or has been taken into account in determining the Effective Date Net Working Capital pursuant to clause 3.3;

(iii)	the underlying facts or circumstances have been specifically disclosed as an exception to the Representation by way of a cross-reference in the Representation, by way of a specific reference in this Agreement or an Annex thereto to a general section in the virtual data room made available to the Purchaser, or as an Annex of this Agreement (it being acknowledged by the Purchaser that a disclosure in one Representation or the relevant Annex to such Representation shall be deemed a disclosure to another Representation to the extent that a reasonable purchaser would understand such disclosure as being relevant to the respective Representation). Section 442 paragraph 1 of the German Civil Code shall not apply;

(iv)	the Damages, or a portion thereof, are the result of a failure by Purchaser or a Target Group Entity of their obligation to avoid or mitigate damages after the Closing Date pursuant to Section 254 German Civil Code (Bürgerliches Gesetzbuch, BGB) and for the avoidance of doubt the Purchaser’s obligation to mitigate damage shall include the provisions of clauses 5.6 and 5.7; or

(v)	the asserted claim is based on laws or regulations enacted or amended after the Signing Date.

5.6	Court Actions. Sellers’ liability under this Agreement with regard to court judgments, public orders or claims of third parties that are asserted against Purchaser or a Target Group Entity shall be determined as follows:

(i)	In the event that such matter has or could have a material adverse effect on the goodwill of the Purchaser or a Target Group Entity (for example if it concerns material customer relationship(s) or reputational issues), the Purchaser shall have conduct of such claim and shall be obliged to provide Sellers with copies of all documents and all information that may reasonably be considered important in that respect and shall reasonably involve the Sellers’ Representative in the defense against such claim at the Sellers’ own expense. For the avoidance of doubt, the Sellers’ Representative shall not have the right to require the Purchaser or a Target Group Entity to take any action which, in the Purchaser’s reasonable opinion, would be detrimental to the claim.

(ii)

In the event that such matter would not have a material adverse effect on the goodwill of the Purchaser or a Target Group Entity, the Sellers’ Representative shall have conduct of such claim and shall be obliged to provide Purchaser with copies of all documents and all information that may reasonably be considered important in that respect and will take account of any reasonable representation of the Purchaser in respect of the conduct of such claim but the Sellers’ Representative shall not have the right to settle any claim without the prior written consent of the Purchaser which the Purchaser shall not unreasonably withhold.

(iii)	Sellers (through Sellers’ Representative) and the Purchaser shall each have the right to participate in the court actions conducted by the other party in accordance with the above provisions at their own cost.

5.7	Breach Notice; Access to Information. If the Purchaser or any of the Target Group Entities becomes aware of a Breach or potential Breach of any Representation, Purchaser shall give, without undue delay after becoming aware, the Sellers’ Representative written notice of such a (potential) Breach (the “Breach Notice”). The Breach Notice shall state in reasonable detail the nature of the Breach and the amount of Damages resulting therefrom if and to the extent that such Damages can be determined at the time the Breach Notice is given. To the extent reasonably required by the Sellers’ Representative to assess the alleged Breach and the resulting Damages, and subject to Purchaser and the Target Group Entity being paid their reasonable out-of-pocket costs and expenses by the Sellers’ Representative, Purchaser shall provide, and shall procure that any Target Group Entity provides, to the Sellers’ Representative and their professional advisors reasonable access upon the giving of reasonable notice during normal business hours to their relevant books, other records and copies of relevant documents and other information regardless of whether kept in paper form, electronic form or otherwise but subject always to an overriding duty of confidentiality as evidenced by the written reasonable advice of the Purchaser’s legal advisor. Purchaser shall ensure that the Target Group Entities’ books and all other information mentioned in this clause 5.7 will be retained for a period of ten (10) years after Closing Date.

5.8	Virtual Data Room. For evidentiary purposes only with regard to the virtual information being referred to pursuant to clause 5.5(iii), the content of the electronic data room hosted by Ansarada in respect of the transaction which is the subject of this Agreement as of Friday 12 August 2016, as listed in the index of such data room information contained in Annex 5.8, has been electronically stored on Friday 12 August 2016 on a USB stick which have been handed over for storage to the acting notary public. The notary public shall maintain such USB stick for a period of eight (8) years from the date of this Agreement, unless otherwise jointly instructed in writing by the Parties, and is entitled to destroy the USB stick after that period without further notice. The USB stick handed over to the notary has the following password:

Nu*z&2-R.

6	TAXES

6.1	Definitions.

“Tax” and “Taxes” shall mean (i) any tax (Steuer) within the meaning of Section 3 of the German Tax Code (Abgabenordnung) and comparable payments under the laws of any other jurisdiction, in each case together with any interest, surcharges, fines, penalties or additions hereto, but, for the avoidance of doubt, shall neither include deferred taxes (latente Steuern) nor notional tax losses (e.g., partial or full reductions of loss carry forwards or future depreciations), (ii) social security contributions and (iii) any liability for taxes resulting from a secondary liability for taxes of any person, company, entity or taxpayer other than a Material Target Group Entity or as a result of an obligation to indemnify for, or succeed to, the taxes of a third party under any applicable law or contract.

“Tax Authority” shall mean any competent domestic or foreign authority in charge of imposing any Tax.

“Tax Proceeding” shall mean any administrative or judicial proceeding or action relating directly or indirectly, fully or in part to Taxes for the Tax periods (or portions thereof) ending before the Effective Date (including, for the avoidance of doubt, the fiscal year 2015) in relation to the Material Target Group Entities (including but not limited to Tax assessments, Tax audits, court proceedings or decisions relating to Tax, meetings with Tax Authorities, correspondence by letter, fax message or email with any Tax Authority).

“Tax Return” shall mean any return, declaration, report, notice, form or information relating to any Tax, including any schedule or attachment thereto.

6.2	Tax Indemnity.

(i)	Subject to, and limited by, the provisions set forth in this clause 6.2 or otherwise in this Agreement, Sellers, as regards Sellers 3 – 8 however subject to the limitations set out in clause 6.8 (i), shall indemnify Purchaser, or upon Purchaser’s request the respective Material Target Group Entity, from and against the following Taxes (“Indemnifiable Taxes”)

(a)	all due Taxes to be paid by any of the Material Target Group Entities relating to Tax periods (or portions thereof) ending before the Effective Date if and to the extent the Indemnifiable Taxes have not been paid until the Effective Date,

(b)	German wage tax and social security contributions payable for payments made to managers of the WHO Group Entities by the Sellers or related parties (with the exception of the Target Group Entities) in connection with the sale of the WHO Shares before, on or after the Effective Date, unless and to the extent respective German wage tax and social security contribution amounts were withheld and paid to the respective WHO Group Entity or the Purchaser,

(c)	all due Taxes to be paid by any of the WHO Group Entities relating to Tax periods after the Effective Date, arising as a result of (x) a debt-to-equity swap of the WHO Shareholder Loans or (y) the WHO Shareholder Loans remaining in the status as is on the Effective Date (for the avoidance of doubt, no indemnification shall apply in case of a repayment of the WHO Shareholder Loans), however excluding any Taxes on interest accruing under the WHO Shareholder Loans, provided however, only to the extent that the total of all Indemnifiable Taxes payable by the Material Target Group Entities exceed the aggregate amount of (x) the balance of (aa) all Tax liabilities which are reflected as deductible items in the calculation of the Effective Date Net Working Capital less (bb) all Tax receivables which are reflected as items to be added in the calculation of the Effective Date Net Working Capital and (y) the balance of (aa) the Effective Date Net Working Capital less (bb) EUR 9,500,000.00 (in words: nine million five hundred thousand Euros). The provision of clause 6.2 (i) (y) shall only apply if and to the extent a claim for Indemnifiable Taxes under this clause 6.2 (i) is asserted (geltend gemacht) prior to the expiration of two (2) years following the Effective Date.

If a Tax period for which Purchaser claims indemnification pursuant to this clause 6.2 ends after the Effective Date, the amount of the Indemnifiable Taxes shall be determined in accordance with the following “as-if assessment” and shall be equal to (i) the amount that would be payable (for instance, for Taxes based upon income sales, gross receipts, wages, capital expenditures or a similar Tax base) if the Tax period ended on (including) the day preceding the Effective Date, or (ii) if an allocation pursuant to (i) is not possible, the amount of Taxes for the entire period multiplied by a fraction in which the numerator is the number of days in the portion of the Tax period that falls within the indemnification period and the denominator is the number of days of the entire Tax period.

(ii)	Purchaser shall not be entitled to any Tax indemnification (or other payments in respect of a Tax) if and to the extent that

(a)	the relevant Taxes are the result of (i) any change in the accounting and taxation principles or practices of any of the Target Group Entities (including the methods of submitting Tax Returns) introduced after the Closing Date for any Tax period (or a portion thereof) ending prior to the Effective Date unless required by any applicable laws, or (ii) any transaction, action or omission (including the change in the exercise of any Tax election right, the approval or implementation of any reorganization measure or the sale of any asset) initiated or executed by Purchaser or any of the Target Group Entities after the Closing Date having impact on any Tax period (or a portion thereof) ending before the Effective Date unless and to the extent Sellers’ are in breach of the Representations made in clauses 4.27 (iii) or 4.27 (viii) provided such breach is relevant for incurring the relevant Tax (e.g. existence of holding periods or of a permanent establishment not disclosed in Annex 4.27(viii)); or

(b)	Purchaser has failed to comply with its obligations under this Agreement (in particular, this clause 6); or

(c)	a Material Target Group Entity, Purchaser or an Affiliate of Purchaser (i) has actually recovered or been compensated or indemnified by a third party or (ii) Sellers requested from Purchaser to cause a Material Target Group Entity to sell and assign its actual or alleged claim for recovery or compensation of Indemnifiable Taxes (or a portion thereof) against the third party to the Sellers against indemnification from such Indemnifiable Taxes in accordance with the provisions of this entire clause 6 and such Material Target Group Entity has not entered into such sale and purchase agreement within a reasonable period of time with the Sellers. The Material Target Group Entity is not required to give any representations and warranties and the terms and the sale of such claim shall be subject to the statutory provisions under German law for the sale and purchase of claims unless agreed otherwise in this Agreement and is only required to sell and assign any claim for recovery or compensation of Indemnifiable Taxes (or a portion thereof) against the third party to the extent that the face value of the sold claim or a portion thereof is equal to the cash payment to be made by Sellers to the selling Material Target Group Entity. In case the assignment of such a claim is not legally possible, Sellers are, at their own costs, entitled to enforce the claim in the name of the respective Material Target Group Entity provided that Sellers indemnify the respective Material Target Group entity from any third party claims.

(iii)	If and to the extent that the Indemnifiable Tax or the circumstances which caused the Indemnifiable Tax has/have a reversal effect (Umkehreffekt) at the level of Purchaser, an Affiliate of Purchaser or any of the Target Group Entities in a Tax period (or a portion thereof) after the Effective Date (e.g., due to the lengthening of any amortization or depreciation periods, higher amortization/depreciation allowances, a step-up in Tax basis of assets, the transfer of items relevant for Taxes (e.g., turnover, income, expenses, VAT payable corresponding with a VAT refund etc.) (the “Reversal Effect”), the Indemnifiable Tax shall be reduced. The amount of the reduction shall be determined by

(a)	the face value of the Tax reduction if and to the extent the Tax reduction relates to other Taxes than income, profit or gain, i.e. without any discounting effect, but minus any income tax thereon, if any, and

(b)	the relevant net present value of the Tax reduction if and to the extent the Tax reduction relates to Taxes on income, profit or gain whereby the relevant net present value shall be calculated on the basis of

(t)	an applied discount rate of 6 (six) per cent per annum,

(x)	Tax reductions which could be realised within a period beginning on the Effective Date and ending on 30 September 2021 assuming that the respective Material Target Group entity is in a tax paying position, and

(y)	a Tax rate applicable at the time when the respective Tax indemnity claim is raised on the aggregate amount of the Tax base reductions caused by the Reversal Effect.

(iv)	However, no such discounting shall apply to the extent a Reversal Effect has already led to an actual reduction in Taxes when Purchaser raises the respective Indemnity claim pursuant to clause 6.2, in which case the Indemnifiable Tax shall be reduced by the amount of the Tax reduction caused by the Reversal Effect without any discounting. Any indemnification payments under this clause 6.2 by Sellers shall be made at the later of (i) fifteen (15) Business Days after the date at which Sellers have been notified in writing by Purchaser about the payment obligation and have been provided with a copy of the relevant Tax assessment notice (Steuerbescheid) or other payment notice, or (ii) five (5) Business Days before the Tax falls due. If at that time any Material Target Group Entity has received a Tax Refund as set forth in clause 6.3(i) Sellers shall be entitled to set-off their claim against Purchaser against their indemnification obligation and Purchaser shall be entitled to set-off his claim for indemnification against Sellers claim for payment of an amount equal to such Tax Refund regardless of whether Sellers’ or Purchaser’s claim is due for payment or not.

(v)	If an Indemnifiable Tax is reduced after an indemnification payment has been made, the difference between the higher indemnification payment and the lower Tax amount shall be reimbursed by Purchaser to Sellers; any respective payment to Sellers shall be due within fifteen (15) Business Days after the date at which the relevant Target Group Entity has received the respective amount from the Tax Authorities (including by way of set-off, deduction or credit).

6.3	Tax Refunds, Overprovisions and Tax Benefits.

(i)	Purchaser shall pay to Sellers the amount of any refund of Taxes which exceed the aggregate of all Tax receivables actually reflected in the calculation of the Effective Date Net Working Capital including interest thereon received by any of the Material Target Group Entities by cash payment, set-off, deduction or otherwise, after the Effective Date relating to any Tax period (or a portion thereof) ending before the Effective Date (“Tax Refund”) minus reasonable costs and expenses (including internal costs) for any proceeding, litigation or other actions taken in order to realize the Tax Refund on or after the Effective Date, provided, however, such costs and expenses have not already to be borne by the Sellers pursuant to Section 6.4 (i) (d). If no set-off pursuant to clause 6.2(iv) occurs any such payment shall be due and payable within ten (10) Business Days after such Tax Refund has been received by the recipient.

(ii)	Purchaser shall, and shall cause (steht dafür ein) the Material Target Group Entities to, (i) within 20 Banking Days notify Sellers in writing of the receipt

(including, but not limited to, by way of set-off or deduction) of any Tax Refund and (ii) upon Sellers’ request and at Sellers’ expense deliver to Sellers within six (6) months following a request to be made not later than 40 Banking Days following notification by Purchaser a written statement of a German certified accounting firm (Wirtschaftsprüfungsgesellschaft), to be elected by Sellers, confirming that Purchaser has fully complied with these notification obligations including a confirmation of the notified amounts. Such accounting firm has to agree in writing with the respective Material Target Group Company and the Purchaser to be bound by professional secrecy on all information obtained from such review.

6.4	Cooperation on Tax matters.

(i)	Purchaser shall, and shall cause (steht dafür ein) the Material Target Group Entities to, fully cooperate with Sellers and Sellers’ Representatives in connection with any Tax matter relating to a Tax period (or portion thereof) ending before the Effective Date including, without limitation, any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation with respect to such period.

(a)	Purchaser shall (and shall cause (steht dafür ein) that the Material Target Group Entities do) keep and make available for inspection to Sellers all books, records and information relating (wholly or partly) to or which are relevant for Tax periods (or portions thereof) ending before the Effective Date at the head office of a Material Target Group Entity and to give Sellers notice prior to discarding or destroying any such books, records or information and allow Sellers to take possession of any such books, records or information to be destroyed otherwise unless claims under clause 6 can no longer be brought or be enforced against the Sellers.

(b)

Purchaser shall prepare and file, or cause (steht dafür ein) the Material Target Group Entities to prepare and file, all Tax Returns relating to the Tax periods (or portions thereof) ending before the Effective Date (“Relevant Tax Returns”) in compliance with the terms of this Agreement. Purchaser shall cause (steht dafür ein) that (i) any Relevant Tax Returns are filed when due (taking into account any extension of the due date granted by a Tax Authority) and in accordance with applicable laws and with past practice provided and to the extent that past practice has been compliant with applicable laws and interpretation of the tax laws by Tax courts and by competent Tax Authorities (it being understood that interpretation by Tax Authorities is not relevant with respect to deduction of interest pursuant to the interest deduction ceiling rule (Zinsschranke) if and to the extent that such deduction is made in the same way as deductions which were reflected in Tax Returns filed before the Effective Date, (ii) any Relevant Tax Returns (except for Tax Returns to be filed on a monthly basis such as VAT advance declarations or for periods which are shorter than a fiscal year; such Tax Returns needn’t be forwarded to Sellers) are forwarded at least twenty five (25) Business Days prior to filing to Sellers for review and comments, (iii) any Relevant Tax Returns (other than those Tax Returns which needn’t be forwarded to Sellers) are not filed without the prior written consent of Sellers which shall not be unreasonably withheld and shall be deemed to be given if Sellers do not object within twenty (20) Business Days in writing describing the factual and legal reasons for their objection in reasonable detail and shall be amended in accordance with Sellers’ instructions to be given in writing (together with the factual background and the rationale of their instruction) provided and to the extent, however, that such instructions are compliant with applicable laws and interpretation of the relevant laws by Tax courts and by competent Tax Authorities (it being understood that interpretation by Tax Authorities is not relevant with respect to deduction of interest pursuant to the interest deduction ceiling rule (Zinsschranke) if and to the extent that such deduction is made in the same way as deductions which were reflected in Tax Returns filed before the Effective Date and (iv) any Relevant Tax Returns are not amended without the prior written consent of Sellers, unless and to the extent an amendment is required according to (x) applicable laws or interpretation of the relevant laws by Tax courts or by competent Tax Authorities (it being understood that interpretation by Tax Authorities is not relevant with respect to deduction of interest pursuant to the interest deduction ceiling rule (Zinsschranke) if and to the extent that such deduction is made in the same way as deductions which were reflected in Tax Returns filed before the Effective Date) or (y) a reasonable interest of a managing director, director or other manager competent for Tax affaires of the relevant Material Target Group Entity to avoid personal liability including criminal liability in the event of unclear factual circumstances. In cases, where Purchaser does not follow Sellers’ view, Purchaser shall disclose, or cause (steht dafür ein) the Material Target Group Entities to disclose, the diverting instructions of Sellers to the Tax Authorities within the Relevant Tax Return if and to the extent that such instructions are given by Sellers in writing and explain the factual and legal circumstances on which Sellers base their view in reasonable detail. If no such instructions are given then Sellers’ consent for filing such Relevant Tax Return shall be deemed to be given.

(c)	Purchaser shall notify Sellers of any announcement, commencement or enforcement of any Tax Proceedings without undue delay which shall be the earlier of 10 Banking Days before a legal deadline for taking any action in such Tax Proceeding expires (unless the period between receipt of such announcement, commencement or enforcement and the expiration of the legal deadline is less than 15 Banking Days; then notification shall be made within 5 Banking Days from such receipt, commencement or enforcement and Purchaser shall take legal remedy to avoid expiration of deadline) or 20 Banking Days after Purchaser became aware of such event. The notification shall be made in writing, and shall include copies of any assessment notice or other document received from any Tax Authority. On request of Sellers, Purchaser shall procure that Sellers obtain any additional document or information (including any books and records) and description of the object of the Tax Proceeding which Sellers reasonably require in this respect. Such additional documents and information as well as books and records shall be made available for inspection by the Sellers at the head office of a Material Target Group Entity.

(d)

Purchaser shall, and shall cause (steht dafür ein) the relevant Material Target Group Entity to, (i) ensure that Sellers and/or Sellers’ Representatives are given the opportunity to fully participate in (including the participation in all meetings and other material conversations or material exchanges with the Tax Authorities and review any reports and all relevant tax audit, administrative or legal procedure documents) any Tax Proceedings which take place after the Closing Date, (ii) upon Sellers’ request that is not disproportionate (unverhältnismäßig) or querulent file objections or other protests or appeals against Tax assessments or challenge and litigate any Tax assessment or other decision of any Tax Authority and (iii) comply with any lawful instructions given by Sellers in relation to the conduct of the

Tax Proceedings. In any case, Purchaser shall not and shall cause (steht dafür ein) the Material Target Group Entities not to, furnish any material information relating to Tax Proceedings, compromise, dispose of or settle any Tax Proceeding or to let them become time-barred without the prior written consent of Sellers. Sellers shall confirm in advance and in writing to the Purchaser that they will indemnify the Purchaser and/or – at the Purchaser’s discretion – the relevant Material Target Group Entity for any external expenses (including, for the avoidance of doubt, fees for tax advisors, lawyers, accountants, experts and other service providers to the relevant Material Target Group Entity which shall not be limited to statutory fees to the extent that such statutory fees exists) caused by the Tax Proceeding including objections, protests or appeals against Tax assessments or other decision taken by a Tax Authority or any other action taken that is made due to a Sellers’ request or instruction, unless and to the extent such expenses are (i) borne by the Tax Authorities or (ii) considerably exceed the amount of external expenses regularly expectable based on Sellers´ written request. Upon Purchaser’s request in writing Sellers shall make an advance payment to Purchaser for court fees, retainer for or advance payments to lawyers, tax advisors, accountants and other experts (e.g. valuation experts) and service providers if any.

6.5	Time Limitation. Claims of Sellers pursuant to clause 6.3 shall become time-barred (verjähren) six (6) months after Purchaser has notified Sellers of the relevant claim in writing.

6.6	Adjustment of Purchase Price. Sellers and Purchaser agree that regardless of clause 3.3 all payments made pursuant to this clause 6 constitute adjustments of the Purchase Price for the WHO-Share and TeIJs-Shares, and to the extent permitted by applicable Tax law are also to be treated as such adjustments for Tax purposes.

6.7	Occurrence of Closing. For the avoidance of doubt, the obligations of Sellers and Purchaser under this clause 6 shall be subject to the occurrence of the Completion Date.

6.8	Limitation.

(i)	Clause 6 shall apply to all Sellers with regard to WHO Group Entities and to Sellers 1 and 2 with regard to TelJs Group Entities (excluding any liability of Sellers 3 to 8).

(ii)	Sellers do not grant any further warranties, guarantees or indemnities with respect to Taxes with the exception of those under clause 4.27.

7	GENERAL LIMITATION OF SELLERS’ LIABILITY

7.1	General.

The Purchaser may request payment from the Escrow Account up to the full amount of a claim it may have against one or several Sellers on a joint and several liability basis, regardless of whether one, several or all Sellers are liable for such claim. If and to the extent the balance on the Escrow Account is sufficient to cover claims of the Purchaser under this Agreement such balance shall be the sole remedy excluding any direct claiming against Sellers. Notwithstanding the above, with the exception of the Escrow Account where liability of the Sellers shall be joint and several, any further liability of Sellers under this Agreement shall be several (teilschuldnerisch) and pro-rata based on the proportion of the following percentage rates:

(i)	As far as claims relating to WHO Group Entities (in particular but without prejudice to claims under clause 4, 5 and 6) are concerned the proportion of liability shall be as follows:

Seller 1: 70.38 per cent

Seller 2: 17.88 per cent

Seller 3: 10.10 per cent

Seller 4: 0.19 per cent

Seller 5: 0.10 per cent

Seller 6: 0.04 per cent

Seller 7: 0.04 per cent

Seller 8: 1.27 per cent

(ii)	As far as claims are relating to TeIJs Group Entities (in particular but without prejudice to claims under clause 4, 5 and 6) are concerned the proportion of liability shall be as follows:

Seller 1: 82.1 per cent

Seller 2: 17.9 per cent

(iii)	As far as claims are concerned which not only relate to the WHO Group Entities or the TeIJs Group Entities the proportion of liability shall be as follows:

Seller 1: 72.81 per cent

Seller 2: 17.79 per cent

Seller 3: 7.68 per cent

Seller 4: 0.14 per cent

Seller 5: 0.31 per cent

Seller 6: 0.15 per cent

Seller 7: 0.15 per cent

Seller 8: 0.97 per cent

7.2	De Minimis and Threshold Amount. Claims of Purchaser under this Agreement – except for claims under 10.1 – may only be asserted against Sellers,

(i)	if the value of an individual claim exceeds EUR 50,000.00 (in words: Euro fifty thousand) (“De Minimis Amount”) and

(ii)	if the value of the aggregate of all claims individually exceeding the De Minimis Amount exceeds EUR 500,000.00 (in words: Euro five hundred thousand) (“Threshold Amount”). In case the Threshold Amount is exceeded, Purchaser shall be entitled to claim payment of the full amount.

7.3	Maximum Amount of Liability.

(i)	Any liability of the Sellers under this Agreement, other than (aa) for a Breach of the Representations referred to in clause 7.3(ii), 7.3(iii) and 7.3(iv) and (bb) for Taxes under Clause 6.2(i)(c) to the extent such Indemnifiable Taxes pertain to the tax treatment of the WHO-Shareholder Loans shall be limited to a total amount of EUR 625,000.00 (in words: six hundred and twenty five thousand Euro) (“Cap”). Due to the several liability (teilschuldnerische Haftung) of Sellers under this Agreement according to clause 7.1 the liability of each individual Seller under this Agreement shall be limited to the following amounts;

Seller 1: EUR 455,096.00

Seller 2: EUR 111,189.00

Seller 3: EUR 47,972.00

Seller 4: EUR 879.00

Seller 5: EUR 1,930.00

Seller 6: EUR 948.00

Seller 7: EUR 946.00

Seller 8: EUR 6,040.00

(ii)	The liability of each individual Seller for the Representations assumed under clauses 4.2, 4.3, 4.4, 4.5, 4.6, 4.7 and 4.9 shall be limited to the following amounts:

Seller 1: EUR 61,766,116.00

Seller 2: EUR 15,091,077.00

Seller 3: EUR 9,561,146.00

Seller 4: EUR 175,252.00

Seller 5: EUR 384,586.00

Seller 6: EUR 188,871.00

Seller 7: EUR 188,587.00

Seller 8: EUR 1,203,835.00

In addition to such amounts if and to the extent the claims of Purchaser are higher than such amounts, each Seller shall transfer its shares in Guarantor it has received as consideration under clause 3, whereas the value of such shares shall be calculated in accordance with clause 3.2(ii).

(iii)	The liability of each individual Seller for the Representations assumed under clause 4.8 shall be limited the following amounts.

Seller 1: EUR 66,633,197.00

Seller 2: EUR 16,923,404.00

Seller 3: EUR 9,561,146.00

Seller 4: EUR 175,252.00

Seller 5: EUR 97,774.00

Seller 6: EUR 37,918.00

Seller 7: EUR 37,634.00

Seller 8: EUR 1,203,835.00

(iv)	In any case Sellers’ aggregate liability under this Agreement shall not exceed an amount equal to the Purchase Price. In any case the liability of each individual Seller under this Agreement shall not exceed the following amounts:

Seller 1: EUR 90,703,044.00

Seller 2: EUR 22,160,679.00

Seller 3: EUR 9,561,146.00

Seller 4: EUR 175,252.00

Seller 5: EUR 384,586.00

Seller 6: EUR 188,871.00

Seller 7: EUR 188,587.00

Seller 8: EUR 1,203,835.00

Clause 7.3(ii) final sentence shall apply, i.e. Sellers shall only be obliged to pay the amount set out in Clause 7.3(ii) in cash and any exceeding amount in shares.

(v)	Any liability of the Sellers under clause 6.2 (i) (c) shall be limited to a total amount of EUR 350,000.00 (in words: three hundred and fifty thousand Euro). Due to the several liability (teilschuldnerische Haftung) of Sellers under this Agreement according to clause 7.1 the liability of each individual Seller under this Agreement shall be limited to the following amounts;

Seller 1: EUR 246,346.00

Seller 2: EUR 62,567.00

Seller 3: EUR 35,348.00

Seller 4: EUR 648.00

Seller 5: EUR 361.00

Seller 6: EUR 140.00

Seller 7: EUR 139.00

Seller 8: EUR 4,451.00

7.4	Time Limitations. Claims of Purchaser arising under this Agreement shall become time-barred (verjähren) as follows, whereas Section 203 German Civil Code (Bürgerliches Gesetzbuch, BGB) shall not apply:

(i)	claims arising from a Breach of Representations set forth in clauses 4.2 through 4.7 and clause 4.26: five (5) years after the Closing Date;

(ii)	claims arising from a Breach of Representations set forth in clause 4.27 and claims under clause 6.2 (Tax Indemnity): a period of six (6) months after the respective Tax which is subject to German Tax law has become non-appealable (unanfechtbar) without being subject to re-examination (Vorbehalt der Nachprüfung), provisional assessment (vorläufige Steuerfestsetzung), cancelation (Aufhebung) or amendment (Änderung) in Germany and for the avoidance of doubt the ability to bring claims under clause 6.2 in respect of any Tax in any jurisdiction shall become time barred upon expiry of this period, whereas the Purchaser shall cause the German Material Target Group Entities to apply for a tax audit in Germany to be conducted earlier than the regular audit schedule of the competent Tax Authority within 6 (six) months from the Closing Date;

(iii)	all other claims of Purchaser under this Agreement within eighteen (18) months after the Closing Date.

7.5	Exclusion of other Remedies. The Parties agree that Purchaser’s rights in connection with the acquisition of the Target-Companies-Shares and the Shareholder Loans are exclusively laid down in this Agreement. All other contractual, semi-contractual, statutory or other rights of Purchaser – irrespective of their legal character – are excluded to the extent admissible under the applicable law. Unless expressly provided otherwise in connection with the representations in clause 4 or elsewhere in this Agreement, in particular Purchaser’s right to challenge the Agreement (Anfechtung), the right for re-performance (Nacherfüllung), the right for rescission (Rücktritt), to wind-up the Agreement (also in the form of comprehensive compensation (großer Schadensersatz), to make deductions from the purchase price (Minderung) or to adjust the Agreement (Störung der Geschäftsgrundlage) are excluded. The same applies to claims for compensation based on a positive violation of a right (Positive Forderungsverletzung) and fault during pre-contractual negotiations (culpa in contrahendo) (Section 311 subsection 2 no. 1 and 2 German Civil Code (Bürgerliches Gesetzbuch, BGB). The liability of any Seller and any claims against any Seller based on fraudulent concealment of defects (arglistig verschwiegener Mangel) or intentional breach of contract (vorsätzliche Vertragsverletzung) shall remain unaffected; Sellers’ liability for negligent behaviour or behavior with dolus eventualis of auxiliary persons (Erfüllungsgehilfen) within the meaning of sec. 278 German Civil Code (Bürgerliches Gesetzbuch, BGB) shall be excluded. Sellers shall amongst each other not be regarded as auxiliary persons (Erfüllungsgehilfen).

8	UNDERTAKING OF PURCHASER ON SHAREHOLDER LOANS

8.1

No Repayment. Purchaser and Guarantor shall not and shall procure that WHO (or any affiliated entity within the meaning of section 15 et seq. of the German Stock Corporation Act) shall not repay any of the Shareholder Loans (neither partly nor in full) during a time period of 12 (twelve) months from the Closing Date. The Purchaser shall be entitled to restructure the Shareholder Loans at any point following the Closing Date provided always that any such restructuring does not qualify as a repayment of the Shareholder Loans.

8.2	Indemnifications.

(i)	If on whatever ground, insolvency proceedings over any WHO Group Entity are applied for or are opened and an insolvency administrator or another competent person (e.g., trustee (Sachwalter)) or body claims from one or more of the Sellers payments in connection with an alleged repayment of the Shareholder Loans by the Purchaser after the Closing Date, the Purchaser shall hold harmless and indemnify Sellers upon first demand (auf erstes Anfordern) the respective Seller against all and any such claims up to the amount of the alleged repayment plus accrued interest; as a consequence, the indemnity shall also cover Sellers’ reasonable lawyers’ and court fees. In the event that subsequently, after Purchaser having indemnified the respective Seller in accordance with sentence 1, it is determined that the claim from the insolvency administrator or other competent person is wholly or partly invalid then the Sellers shall upon first demand (auf erstes Anfordern) forward any amounts received from the insolvency administrator or other competent person after deduction of Sellers’ own payments and/or reasonable disbursements to the Purchaser. For the avoidance of doubt, any repayment of Shareholder Loans or interest thereon made prior to the Closing Date shall not trigger this indemnification obligation by the Purchaser. In the latter case the Sellers shall hold harmless and indemnify the Purchaser and any WHO Group Entity against all and any such claims up to the amount of the repayment plus accrued interest; as a consequence, the indemnity shall also cover the Purchaser’s or any WHO Group Entity’s reasonable lawyers’ and court fees.

(ii)	Any claims under this clause 8.2 shall not become time barred prior to the expiration of six months after any payment claims, which Purchaser shall hold harmless and indemnify Sellers against pursuant to this clause 8.2 (or vice versa) have become time-barred. The obligation of Purchaser to indemnify Sellers shall be time-barred ten (10) years after Closing.

9	REPRESENTATIONS OF PURCHASER; INDEMNITY

9.1	Representations. Each of Purchaser and Guarantor represent to Sellers by way of an independent promise of guarantee pursuant to Section 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch, BGB) (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that the following statements are true and correct at the Signing Date and the Closing Date:

(i)	Corporate Status. Each of Purchaser and Guarantor were formed in accordance with the laws of the jurisdiction in which it was formed and is validly existing in good standing under the laws of such jurisdiction. Current certified excerpts from the Commercial Register of Purchaser are attached hereto as Annex 9.1(i).

(ii)	Insolvency Proceedings. No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of Purchaser and/or Guarantor, and there are no circumstances which would require or justify the opening of or application for such proceedings. Purchaser or Guarantor are neither insolvent (zahlungsunfähig) nor over-indebted (überschuldet).

(iii)	Due Authorisation. This Agreement constitutes valid and binding obligations of Purchaser and Guarantor according to the statutory regulations applicable to them.

(iv)	No Violation. The execution, delivery and performance of this Agreement does not violate any of the respective articles of association, certificate of incorporation, rules of procedure or bylaws of Purchaser or Guarantor or any agreement, mortgage, deed of trust, indenture, license, permit or any other agreement or instrument or any order, judgment, decree, statute or regulation to which Purchaser or Guarantor is a party or by which Purchaser or Guarantor or any of their respective assets may be bound and no consent or permission of a third party or governmental authority is necessary with regard to execution, delivery and performance of this Agreement, unless provided otherwise expressly herein.

(v)	No Interference. There is no action, suit, investigation or other proceeding pending or threatened against or affecting Purchaser or Guarantor before any court, arbitrator, governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially affect the consummation of the transactions contemplated therein, and there are no circumstances likely to give rise to any of the foregoing.

(vi)	Due Diligence. Based on the due diligence that has been carried out, Purchaser is not actually aware of any Breach. For the purposes of this clause actual awareness of the Purchaser shall mean the actual knowledge as at the Signing Date of one or more of the following individuals from the Purchaser’s corporate group: Mark Zeffiro, Dave Rice, Jay Goldbaum, Paul Caruso and Maria Duey.

(vii)	Authority. The execution and delivery of this Agreement and the Shareholders’ Agreement by Guarantor and the consummation by Guarantor of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Guarantor, and no other corporate proceedings, on the part of Guarantor, and no vote of the holders of any class or series of capital stock of Guarantor are necessary to authorize the Guarantor’s entry into this Agreement or the Shareholders’ Agreement or the Guarantor’s consummation of the transactions contemplated hereby and thereby.

(viii)	Capitalization.

(a)	The authorized capital stock of Guarantor consists of 500,000,000 shares of capital stock, of which 400,000,000 are designated common stock, par value $0.01 per share (“Guarantor Common Stock”), and 100,000,000 are designated preferred stock, par value $0.01 per share (“Guarantor Preferred Stock”). As of 24 August 2016, (A) 18,193,019 shares of Guarantor Common Stock were issued and outstanding, all of which were duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, (B) zero (0) shares of Guarantor Common Stock were held in the treasury of Guarantor, and (C) 1,869,008 shares of Guarantor Common Stock were reserved for issuance under the Guarantor’s Amended and Restated 2015 Equity and Incentive Compensation Plan (the “Guarantor Stock Plan”). As of 24 August 2016, (i) 355,808 shares of Guarantor Common Stock were subject to issuance pursuant to the exercise of options to purchase Guarantor Common Stock (“Guarantor Options”) outstanding under the Guarantor Stock Plan and (ii) there were 635,647 shares of Guarantor Common Stock reserved for issuance upon the settlement of restricted stock, restricted stock units and performance based units granted under the Guarantor Stock Plan (“Guarantor Stock Awards”). As of August 24, 2016, zero (0) shares of Guarantor Preferred Stock are issued and outstanding.

(b)

As of 24 August 2016, except for Guarantor Options issued under the Guarantor Stock Plan to purchase 355,808 shares of Guarantor Common Stock in the aggregate and Guarantor Stock Awards providing for the issuance of up to 635,647 shares of Guarantor Common Stock in the aggregate, there were no outstanding (A) options, warrants or other rights to acquire capital stock of Guarantor, (B) securities convertible into or exchangeable for capital stock of Guarantor or (C) other rights, instruments or obligations issued by the Guarantor that derive value based upon Guarantor Common Stock but are not settled solely in shares of Guarantor Common Stock that require the Guarantor to issue, directly or indirectly, Guarantor Common Stock or other securities, other than in connection with this Agreement. The shares of Guarantor Common Stock to be issued as Stock Consideration at the Closing, when issued as contemplated herein, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(ix)	SEC Filings; Financial Statements; Other Reports.

(a)	[Reserved].

(b)	Guarantor has timely filed all registration statements, information statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed with the SEC by it under the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, from and after June 22, 2015, which are collectively referred to herein as the “Guarantor SEC Filings.” Each Guarantor SEC Filing, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto prior to the date hereof, and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, complied in all material respects with the requirements of the Securities Act or the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, as the case may be, and (B) did not, at the time it was filed (or became effective or was mailed in the case of registration statements and proxy statements, respectively), or, if amended or supplemented prior to the date hereof, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)	[Reserved].

(d)	Guarantor maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances to Guarantor and the Guarantor Board (A) that transactions of Guarantor and its subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles consistently applied (“GAAP”), (B) that receipts and expenditures of Guarantor and its subsidiaries are made only in accordance with the authorizations of management and the Guarantor Board and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Guarantor’s assets that would have an effect on Guarantor’s financial statements. The books and records of Guarantor and its subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(e)

Guarantor has not received any written notification from its outside auditors of any “significant deficiency” or “material weakness” in Guarantor’s internal control over financial reporting. To the knowledge of Guarantor, there is no outstanding “significant deficiency” or “material weakness” (in each case, as defined by the applicable Public Company Accounting Oversight Board rule) that has not been appropriately and adequately remedied by Guarantor that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Guarantor’s internal control over financial reporting.

(f)	Each of the consolidated financial statements (including any notes thereto) contained in the Guarantor SEC Filings, as amended, supplemented or restated, if applicable prior to the date hereof, was prepared in accordance with generally accepted accounting principles in the US GAAP applied on a consistent basis throughout the periods indicated (except as may be otherwise indicated therein), and each of such consolidated financial statements, presented fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of Guarantor as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(g)	[Reserved].

(x)	Investment Company Act. Guarantor is not an “investment company” or an entity directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

(xi)	Litigation. Except as disclosed in Annex 9.1(xi), neither Guarantor nor any of its subsidiaries are involved in any court or administrative proceedings, including arbitration proceedings, either as plaintiff or defendant which involves an amount in excess of US$500,000 (in words: five hundred thousand US dollars) in each individual case.

9.2	Indemnification.

(i)	In the event that Purchaser and/or Guarantor are in breach of any representation in this clause 9, Purchaser and Guarantor shall indemnify and hold harmless the Sellers from all losses resulting from such breach, whereas the respective claim of Sellers shall become time-barred (verjähren) within eighteen (18) months after the Closing Date.

(ii)	The indemnification shall also include reimbursement of any amounts paid to the third party to fulfil its claim and any reasonable costs and expenses incurred in the handling and defence of the alleged third party claim.

(iii)	Any indemnification claims under this clause 9 shall not become time-barred prior to the expiration of six months after any payment claims, which Purchaser shall hold harmless and indemnify Sellers against pursuant to this clause 9 have become time-barred.

10	COVENANT PRIOR TO THE CLOSING

10.1

Business of Target Group Entities. The Sellers and the Purchaser acknowledge that the remaining provisions of this clause 10 shall at all times be subject to the ability of the Purchaser to interact with the Target Group Entities in the period between the Signing Date and Closing Date in compliance with the provisions of German antitrust law. Notwithstanding this requirement from Signing Date until Closing Date the Sellers shall, except as approved by the Purchaser in writing (such approval not to be unreasonably withheld or delayed), exercise their shareholder rights in such a manner that the business operations of the Target Group Entities are carried on in accordance with past practice during the 18-month-period before the Signing Date, having due regard to the interests of the Purchaser and will advise and consult with the Purchaser in relation to any matter which could have a material effect on any of the Target Group Entities and shall in addition keep the Purchaser reasonably apprised of the status of the proposed move of certain manufacturing operations. Further, without prejudice to the generality of the foregoing, the Sellers shall exercise their shareholder rights in such a manner that each of the Target Group Entities will except as approved by the Purchaser in writing (such approval not to be unreasonably withheld or delayed):

(i)	carry on its business in the ordinary course so as to maintain that business as a going concern;

(ii)	notwithstanding the respective rights of the Sellers and the Purchaser contained in clause 2.5 in relation to Material Adverse Change, use commercially reasonable efforts to avoid an adverse change in the financial or trading position or prospects of its business;

(iii)	enforce all contractual rights in accordance with past practice during the 18 month period prior to the Signing Date in order to protect its assets and minimise its liabilities;

(iv)	not incur capital expenditure on any single item in excess of EUR 50,000.00 (in words: fifty thousand Euros) and not enter into any commitment to do so, each unless explicitly set out as a line item in the budget of the respective Target Group Entity. The Parties acknowledge that the capital expenditure as set out in Annex 10.1(iv) shall be permitted to be made after the date hereof;

(v)	not dispose of any part of its assets except in the ordinary course of business;

(vi)	not borrow any money and not take up any additional shareholder loans (including but not limited to the exercise of any rights in relation to the Undisbursed Shareholder Loans), except under its existing overdraft facilities from its bankers where the borrowing does not exceed the amount available to be drawn under those facilities, or amend or agree to amend the terms of its borrowings under its existing finance documentation or overdraft facilities, and except under suppliers’ credits in the ordinary course of business (Verlängerung von Zahlungszielen);

(vii)	not enter into any guarantee or indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligations;

(viii)	not enter into any customer or supplier contracts outside the ordinary course of business;

(ix)	not make any loans with the exception of the ability to issue customer credits as part of ordinary course of business;

(x)	not enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms with an annual payment obligation of more than EUR 50,000.00 (in words: fifty thousand Euros). The Parties acknowledge that the lease agreement as set out in Annex 10.1(x) shall be permitted to be made after the date hereof;

(xi)	not declare, make or pay any dividend or other distribution or pay any cash to any of the Sellers other than due under employment contracts;

(xii)	not create any encumbrance other than statutory encumbrances and retention of title arrangements in operation as part of the ordinary course of business;

(xiii)	not create, allot, issue, grant or agree to grant any option over, acquire, repay, or redeem any class of share or loan capital and not vary or agree to vary the rights of, any class of share or loan capital nor repay any Shareholder Loan; and

(xiv)	not make any change in its business structure or organisation.

To the extent payments have been made to one or more Sellers which are not in compliance with this clause 10.1 only the Seller(s) that have received such payments shall be obliged to repay the respective amounts.

In the event that there is a breach between the Signing Date and the Closing Date by any of the Sellers of their obligations under this clause 10 the Sellers shall indemnify and hold harmless the Purchaser from and against any damages, costs, losses and expenses incurred by the Purchaser or the Target Group Entities arising from such breach and the Sellers acknowledge that the remedies available to the Purchaser under this clause 10 may not be sufficient to indemnify the Purchaser and the Target Group Entities fully against all damage and that therefore the Purchaser shall be entitled to enforce any claims for specific performance (Unterlassungs- und Beseitigungsansprüche) by injunctive relief (einstweiliger Rechtsschutz) without having to re-establish irreparable harm and without having to provide a bond or other collateral (ohne Sicherheitsleistung). Without limiting their liability under this clause 10.1, Seller 1’s, Seller 2’s and Seller 3’s obligations as shareholders shall be limited to (i) denial of voting at shareholders’ resolutions in favour of approval and (ii) refraining from instructions to the management, each in relation to the measures under clause 10.1 above.

10.2	Payables to third parties. The Sellers acknowledge that in the period between the Signing Date and Closing Date, they will procure (to the extent legally permissible) that the Target Group Entities do not annoy any third parties by the respective Target Group Entity not paying invoices when due.

10.3	Access to Customers and Suppliers. Sellers will, to the extent permitted under relevant anti-trust laws, use reasonable efforts to introduce representatives of the Purchaser and the Guarantor access to the Target Group Entities customers, suppliers and financial institutions as soon as possible following the date hereof.

10.4	Business of Guarantor. From Signing Date until Closing Date, Guarantor shall except as approved by Seller 1 in writing (such approval not to be unreasonably withheld or delayed) ensure that the business operations of Guarantor are carried on in accordance with past practice during the 12-months-period before the Signing Date.

11	OTHER UNDERTAKINGS

11.1	Transition of the Target Group Entities. The Parties are obliged to provide each other with all information and to carry out all measures and legal acts that are necessary for the execution and consummation (Vollzug) of this Agreement. Purchaser is particularly obliged to provide Sellers with reasonable access to all documents prepared prior to Completion Date and information with regard to issues of the Target Group Entities relating to the time prior to Completion Date to the extent necessary for pursuing tax related issues.

11.2	Discharge of Management/Advisory Board. Without prejudice to clause 2.3(i), Sellers may procure that prior to the Completion Date the Target Group Entities (acting through their managing directors, advisory/supervisory board (Beirat) or shareholders’ meeting, as the case may be), acquit and discharge their managing directors and the members of their advisory/supervisory board (Beirat), in each case from, and waive, any and all liabilities, in particular based on a breach of their duties in their capacity as managing directors or members of the advisory board prior to Completion Date, as far as legally permissible. The Purchaser consents to the foregoing release. For the avoidance of doubt, the waiver pursuant to this clause 11.2 shall not affect the liability of a Seller towards the Purchaser pursuant to this Agreement.

11.3

D&O. After the Closing Date Purchaser will ensure that the Target Group Entities keep, and comply with the obligations under the terms of, the existing D&O insurance or, alternatively, provide equivalent coverage (in no aspect detrimental for the managing directors and of the members of the advisory/supervisory board of the Target Group Entities compared to existing D&O insurance) in favour of the managing directors and of the members of the advisory/supervisory board of the Target Group Entities. This clause 11.3 is intended for the benefit of and grants a direct right to act against the Purchaser (echter Vertrag zugunsten Dritter) to the managing directors and the members of the advisory/supervisory board of the Target Group Entities.

11.4	Representations Insurance. Purchaser will obtain a market standard insurance covering Sellers’ representations under this Agreement (“Representation Insurance”), the terms of which shall be acknowledged by the Sellers. The costs of such insurance have been taken into account in the calculation of the Purchase Price.

12	NON-COMPETITION

12.1	Non-Competition. For a period of three (3) years after the Closing Date, each Seller shall and shall procure that no entity controlled by such Seller shall not – directly or indirectly – (i) engage in any business competing with the business of any Material Target Group Entity conducted as of the Signing Date (for the purpose of business of any Material Target Group Entity the business of WHO shall mean the manufacturing of tow bars and carrier systems for cars and light utility vehicles and the business of TeIJs shall mean the manufacturing of tow bar components as well as of construction products for lifting, fixing and connecting concrete structures) in the current geographical area of activities of the Material Target Group Entities, (ii) form, acquire or hold any interest in a business competing with the current activities of the Material Target Group Entities or (iii) advise or assist any competing business. Further, the acquisition by a Seller of a mere capital investment of shares of up to 10 percent in competitive companies which are quoted on a national stock exchange are exempt from the non-compete restraint.

12.2	Non-Solicitation. The Sellers agree that for a period of two (2) years from the Closing Date, they shall not solicit or entice away from the Purchaser or any Material Target Group Entity any person who has worked as an officer, managing director, board member or member of senior management (leitender Angestellter) for any Material Target Group Entity at any time during the two (2) years prior to the Closing Date. The Sellers shall also not offer to or execute with such persons any employment, service or consultancy agreements.

12.3	Exception. Clause 12.1 and 12.2 shall not apply to Seller 2.

13	CONFIDENTIALITY

13.1	Confidentiality. The Parties mutually agree to treat as strictly confidential, and to prevent the disclosure to any third parties of, the contents of this Agreement, the circumstances concerning its negotiation, its execution and its consummation as well as any and all information which they have obtained and which relates to the other Party. The foregoing duties shall not apply to any facts which are in the public domain, which have entered the public domain without a violation of this obligation or the disclosure of which is required by law or by the applicable securities laws or capital markets rules or which are usually given to investors. In that case, however, each Party will be obligated to inform the respective other Party about such disclosure and to limit the disclosure to the minimum required under law or by the applicable capital markets rules. Seller 1 and its managing limited partner, Seller 2 and Seller 3 shall be entitled to share aggregated information concerning the Target Group Entities with current or potential future investors.

13.2

Passing on information. Sellers may disclose any information that is protected under clause 13.1 to third parties, if and to the extent that such disclosure is required in order to perform this Agreement and the transactions stipulated herein. Purchaser may disclose any information that is protected under clause 13.1 to the companies affiliated with it at the relevant time within the meaning of sec. 15 of the AktG and to third parties, if and to the extent that such disclosure is necessary to perform this Agreement and the transactions stipulated herein or otherwise required to protect the Purchaser’s fair interest (berechtigte Interessen). Before disclosing any information, the Parties and/or the Guarantor shall obtain from the recipients of the information a written undertaking by which such recipients commit to confidentiality according to clause 13.1.

13.3	Prior to issuing any press release or making any similar voluntary announcement with respect to this Agreement, its formation or its performance, the Parties shall agree on the form and content of such press release or similar announcement. If a public announcement is required by law or under the applicable capital markets rules, then the Parties and the Guarantor shall endeavour to coordinate with one another in advance.

13.4	Return of Documents. If the Sellers and/or Purchaser withdraw from this Agreement in accordance with clause 2.2, clause 2.6, clause 2.11 or clause 16.1, the Parties undertake to keep confidential all information in respect of each other and to return or, at the relevant Party’s election and to the extent reasonably feasible, destroy all documents and information in whatever material form, which it received from the other Party, together with any copies thereof, as well as all documents and information it produced, in whatever material form, based on information received from the other, unless such information is in the public domain without breaching a confidentiality obligation towards the other, provided, however, that (i) the obligation to destroy any electronic copies of any confidential information shall not apply to any automatic back-up copies and (ii) the Party’s advisors may in any case retain a copy of any confidential information for their files to the extent required to comply with statutory obligations. The Parties shall not be entitled to a right of retention (Zurückbehaltungsrecht) with respect to such documents or information.

14	NOTIFICATIONS, INFORMATION, NOTIFICATION AUTHORISATION

Unless otherwise provided in this Agreement, notifications, declarations and information with regard to the terms of this Agreement shall be made according to the following rules:

14.1	Notifications to Sellers. All notifications, declarations and information by Purchaser to Sellers with regard to this Agreement shall be addressed to and sent by registered mail, telefax or hand-delivery:

Parcom Deutschland I GmbH & Co. KG

Volker Hichert

Ludwigstrasse 7, 80539 München, Germany

Facsimile:+49 89 20 00 38 11123

E-mail: Volker@dpe.de

With a copy to:

Heuking Kühn Lüer Wojtek

Dr Peter Christian Schmidt

Neuer Wall 63

20354 Hamburg, Germany

Facsimile: +49 40 35 52 80 80

E-mail: p.schmidt@heuking.de

Sellers may jointly at any time replace their recipients by another competent party.

14.2

Sellers’ Representative. Sellers can exercise any rights under this Agreement and make any notices provided for by this Agreement only jointly. For this purpose, Sellers hereby irrevocably nominate Seller 1 as a joint representative (the “Sellers’ Representative”). Sellers’ Representative shall be authorized to make any legal declarations and notices vis-à-vis the Purchaser or Guarantor and exercise any rights and accept any such declarations by Purchaser or Guarantor relating to this Agreement. This authority conferred to Sellers’ Representative is binding on the Sellers until another joint representative is notified to Purchaser in the form substantially as provided for in Annex 14.2. The Sellers hereby authorise the Sellers’ Representative to make any notification or claim submitted to Bank of America on behalf of the Sellers pursuant to or under the bank guarantee letter dated 24 August 2016 issued by Bank of America in favour of the Sellers. In the event that the Sellers’ Representative notifies the Purchaser that another joint representative has been appointed in substitution for the Sellers’ Representative pursuant to this clause 14.2 then the Sellers’ Representative shall at the same time, for the period of time that the bank guarantee letter dated 24 August 2016 issued by Bank of America remains in issue, also notify Bank of America in addition to the Purchaser.

14.3	Notifications to Purchaser and Guarantor. All notifications, declarations and information by Sellers to Purchaser and to Guarantor with regard to this Agreement shall be jointly addressed to and sent by registered mail, facsimile, email or hand-delivery:

For the attention of Jay Goldbaum

Horizon Global Corporation

2600 West Big Beaver Road

Suite 555

Troy, Michigan

48084

United States of America

Facsimile: +1248-480-4175

E-mail: jgoldbaum@horizonglobal.com

With a copy to:

For the attention of Sven Schweneke

Eversheds Deutschland LLP

Brienner Straße 12

80333 Munich

Germany

Facsimile: 0049-89-545-65-204

E-mail: sven.schweneke@eversheds.de

Purchaser and Guarantor may at any time replace its recipients by another competent party in Germany.

14.4	Written Form. All notifications, declarations and information have to be in writing (notifications by facsimile are sufficient).

15	ASSIGNMENT

This Agreement, or rights deriving from this Agreement, may only be assigned with the prior written consent of the respective other party. The Sellers hereby consent to the assignment of any claims of the Purchaser under this Agreement to any banks or other lenders as a collateral to any debt incurred by the Purchaser or any entity affiliated with the Purchaser in connection with the financing of the Purchase Price.

16	PRE-MERGER NOTIFICATION

16.1	Filing. The notification to the relevant antitrust authorities shall be prepared and submitted by Purchaser. Purchaser shall file the merger control notification with the relevant antitrust authorities within three (3) Business Days after the Signing Date. In case Purchaser does not timely fulfil its aforementioned obligation, Sellers shall have the right to rescind this Agreement by written notice to Purchaser and clause 2.6 shall apply accordingly. The Sellers shall reasonably co-operate with the Purchaser in relation to any information which is required for a merger notification.

16.2	Correspondence; Cooperation. A copy of all correspondence with the relevant antitrust authorities received by Purchaser shall be forwarded promptly to Sellers and a copy of all correspondence with the relevant antitrust authorities received by Sellers shall be forwarded promptly to Purchaser. In case third parties, who are not parties to this Agreement, shall support Sellers or Purchaser, as the case may be, with regard to the notification, Sellers or Purchaser, as the case may be, shall be liable for such party’s acts, in particular, that all necessary declarations and information are/is provided on time, in full and correctly. Sellers shall procure that the Target Group Entities provide the necessary cooperation. In case of requests from the relevant antitrust authorities for additional information in connection with the abovementioned notification and the connected procedure, Purchaser shall respond to such request and provide the requested information within a period of seven (7) Business Days after receipt of such request.

17	ACCESSION OF GUARANTOR

Guarantor hereby accedes (Schuldbeitritt) according to Section 311 subsection 1 German Civil Code (Bürgerliches Gesetzbuch, BGB) to all obligations of Purchaser under this Agreement. Purchaser and Guarantor shall be jointly and severally liable (gesamtschuldnerisch) with regard to all obligations resulting from this Agreement.

18	MISCELLANEOUS

18.1	Governing Law. This Agreement including all appendices and the terms contained in these documents are exclusively governed by the laws of the Federal Republic of Germany (under exclusion of UN Law on the Sale of Goods). For the avoidance of doubt the Shareholders’ Agreement shall be governed by and construed and enforced exclusively in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

18.2	Annexes. All Annexes to this Agreement constitute an integral part of this Agreement.

18.3	Entire Agreement. This Agreement comprises the entire agreement between the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other legal arrangements (whether binding or non-binding) made by the Parties in respect thereof.

18.4	Amendments. Amendments and addendums to this Agreement, including this subsection, shall be in writing unless a different form is required according to mandatory law.

18.5	German Terms. Wherever this Agreement includes English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

18.6	Arbitration. Any dispute under or in connection with this Agreement or any measures for its implementation, including any dispute regarding the validity of this Agreement or of this arbitration clause shall be finally settled by arbitration according to the arbitration rules of the German Institution for Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit e.V. – DIS) as amended from time to time. The jurisdiction of the ordinary courts shall be excluded. The arbitration shall be held in Munich. The arbitration tribunal shall consist of three arbitrators.

18.7

Costs. The costs of the antitrust procedures and of the notarisation of this Agreement and any transfer taxes (in particular but not limited to real estate transfer tax) resulting from the signing of this Agreement or the consummation of the transactions contemplated in the Agreement shall be borne by Purchaser. The Escrow Fee as well as of any accrued costs and expenses arising in connection with the Escrow Account, shall be borne by the Sellers. Apart from that, each Party to this Agreement shall bear its own costs, including the costs for its advisors. None of the costs resulting from the signing of this Agreement or the consummation of the transactions contemplated in the Agreement shall be borne by the Target Companies unless the bearing of such costs by the Target Companies have been agreed in advance between the Parties.

18.8	No Double Dip. Claims of Purchaser against Sellers under this Agreement can only be raised if and to the extent that the underlying fact or circumstances giving rise to such claim (i) have not already given rise to a claim of Purchaser arising from another provision under this Agreement for which Purchaser has been compensated and (ii) directly relates to one of the items contained in Annex 5.5(ii) or has been taken into account in determining the Effective Date Net Working Capital pursuant to clause 3.3. The Purchaser will procure that the respective German WHO Entities will not bring a claim against the Sellers and/or the members of the advisory board of WHO and/or the supervisory board of TeIJs if and to the extent the Purchaser has a claim against the Sellers based on the same set of facts (Lebenssachverhalt) under this Agreement. This clause 18.8 is also intended for the benefit of and grants a direct right to act against the Purchaser (echter Vertrag zugunsten Dritter) to the members of the advisory/supervisory board of the Target Group Entities.

18.9	Severability. If any provision of this Agreement is invalid, incomplete or unenforceable, the remaining provisions shall remain unaffected. In such case, the Parties shall agree on a provision that comes – within the scope of the legally admissible – regarding the commercial purpose as close as possible to what the Parties intended or would have intended had they thought of the respective point.

This deed was read aloud to the persons appearing,

approved by them and signed by them

and the acting notary in their own hands as follows:

/s/ Volker Hichert	/s/ A. Mark Zeffiro

/s/ Bernd Welzel	/s/ Jürgen Lotter

/s/ Mark Suderow	/s/ Karsten Buckenauer

/s/ Dr. Julius Wedemeyer	/s/ Dr. Christian Mense

Notary:	/s/ Sebastian Herrier

IV